UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

(Amendment No.      )

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Murphy Oil Corporation

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(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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MURPHY OIL CORPORATION

2015

Notice of Annual Meeting of Stockholders and Proxy Statement

YOUR VOTE IS IMPORTANT

Please vote online, by telephone, or by signing and returning the enclosed proxy card.

NOTICE OF ANNUAL MEETING

Date:	May 13, 2015
Time:	10:00 a.m.
Place:	South Arkansas Arts Center
110 East 5th Street
El Dorado, Arkansas

AGENDA:

1.	Election of Directors;

2.	Advisory vote on executive compensation;

3.	Approval or disapproval of the action of the Audit Committee of the Board of Directors in appointing KPMG LLP as the Company’s independent registered public accounting firm for 2015;

4.	To consider and act upon a stockholder proposal concerning the adoption of proxy access; and

5.	Such other business as may properly come before the meeting.

Only stockholders of record at the close of business on March 16, 2015, the record date fixed by the Board of Directors of the Company, will be entitled to notice of and to vote at the meeting or any adjournment thereof. A list of all stockholders entitled to vote is on file at the office of the Company, 200 Peach Street, El Dorado, Arkansas 71730.

You may vote your shares by signing and returning the enclosed proxy card, by telephone, by internet or in person as explained on the card.

E. Ted Botner

Vice President, Law and Corporate Secretary

El Dorado, Arkansas

March 27, 2015

Proxy Statement

The solicitation of the enclosed proxy is made on behalf of the Board of Directors of Murphy Oil Corporation (the “Board”) for use at the Annual Meeting of Stockholders to be held on May 13, 2015. It is expected that this Proxy Statement and related materials will first be mailed to stockholders on or about March 27, 2015. The complete mailing address of the Company’s principal executive office is 200 Peach Street, P.O. Box 7000, El Dorado, Arkansas 71731-7000. References in this Proxy Statement to “we,” “us,” “our,” “the Company” and “Murphy Oil” refer to Murphy Oil Corporation and its consolidated subsidiaries.

Proxy Summary

Proposals to be Voted On

The following proposals will be voted on at the Annual Meeting of shareholders.

		For More Information	Board Recommendation

Proposal 1—Election of Directors		Page 3		FOR
Claiborne P. Deming	Walentin Mirosh
T. Jay Collins	R. Madison Murphy
Steven A. Cossé	Jeffrey W. Nolan
Lawrence R. Dickerson	Neal E. Schmale
Roger W. Jenkins	Laura A. Sugg
James V. Kelley	Caroline G. Theus
Proposal 2		Page 15		FOR
Advisory Vote to Approve Executive Compensation
Proposal 3		Page 35		FOR
Approval of Appointment of Independent Registered Public Accounting Firm
Proposal 4		Page 36		AGAINST
To consider and act upon a stockholder proposal concerning the adoption of proxy access

You may cast your vote in any of the following ways:

The 2015 Murphy Oil Corporation Annual Meeting will begin at 10:00 a.m. on May 13, 2015,

at the South Arkansas Arts Center located at 110 East 5th Street in El Dorado, Arkansas.

Murphy Oil Corporation	1

Proxy Statement

VOTING PROCEDURES

The affirmative vote of a majority of the shares present in person or represented by proxy at the Annual Meeting is required for approval of matters presented at the meeting. Your proxy will be voted at the meeting, unless you (i) revoke it at any time before the vote by filing a revocation with the Secretary of the Company, (ii) duly execute a proxy card bearing a later date, or (iii) appear at the meeting and vote in person. Proxies returned to the Company, votes cast other than in person and written revocations will be disqualified if received after commencement of the meeting. If you elect to vote your proxy by telephone or internet as described in the telephone/internet voting instructions on your proxy card, the Company will vote your shares as you direct. Your telephone/internet vote authorizes the named proxies to vote your shares in the same manner as if you had marked, signed and returned your proxy card.

Votes cast by proxy or in person at the meeting will be counted by the persons appointed by the Company to act as Judges of Election for the meeting. The Judges of Election will treat shares represented by proxies that reflect abstentions as shares that are present and entitled to vote for purposes of determining the presence of a quorum and for purposes of determining the outcome of any other business submitted at the meeting to the stockholders for a vote. Abstentions, however, do not constitute a vote “for” or “against” any matter and thus will be disregarded in the calculation of “votes cast.”

The Judges of Election will treat shares referred to as “broker non-votes” (i.e., shares held by brokers or nominees as to which instructions have not been received from the beneficial owners or persons entitled to vote and that the broker or nominee does not have discretionary power to vote on a non-routine matter) as shares that are present and entitled to vote on routine matters and for purposes of determining the presence of a quorum. The proposal to approve or disapprove the appointment of KPMG LLP as the Company’s independent registered public accounting firm for the current fiscal year should be considered a routine matter. However, for purposes of determining the outcome of any non-routine matter as to which the broker does not have discretionary authority to vote, those shares will be treated as not present and not entitled to vote with respect to that matter (even though those shares are considered entitled to vote for quorum purposes and may be entitled to vote on other matters). Notably, the election of directors, the advisory vote to approve executive compensation and the stockholder proposal concerning proxy access should be considered non-routine matters.

Unless specification to the contrary is made, the shares represented by the enclosed proxy will be voted FOR all the nominees for director, FOR the approval of the compensation of the Named Executive Officers, as disclosed in this proxy statement pursuant to the compensation disclosure rules of the Securities and Exchange Commission, FOR approval of the action of the Audit Committee of the Board of Directors in appointing KPMG LLP as the Company’s independent registered public accounting firm for 2015 and AGAINST the stockholder proposal concerning proxy access.

The expenses of printing and mailing proxy material, including expenses involved in forwarding materials to beneficial owners of stock, will be paid by the Company. The Company’s officers or employees may solicit the return of proxies from certain shareholders by telephone or other means, without additional compensation to them. In addition, the Company has retained Georgeson Shareholder Communications Inc. to assist in the solicitation of proxies for a fee of approximately $10,000 plus expenses.

VOTING SECURITIES

On March 16, 2015, the record date for the meeting, the Company had 177,966,573 shares of Common Stock outstanding, all of one class and each share having one vote with respect to all matters to be voted on at the meeting. This amount does not include 17,075,887 shares of treasury stock. Information as to Common Stock ownership of certain beneficial owners and management is set forth in the tables on pages 12 and 13 (“Security Ownership of Certain Beneficial Owners” and “Security Ownership of Management”).

2	Murphy Oil Corporation

Proposal 1—Election of Directors

The Board recognizes that it is important for the Company’s directors to possess a diverse array of backgrounds and skills, whether in terms of executive management leadership or educational achievement. When considering new candidates, the Nominating & Governance Committee, with input from the Board, takes into account these factors as well as other appropriate characteristics, such as sound judgment, honesty, and integrity. In addition, the Nominating & Governance Committee, when searching for nominees for directors, relies on the Company’s Corporate Governance Guidelines, which state, “The Company endeavors to have a board representing diverse experience at policy-making levels in business areas that are relevant to the Company’s global activities.” The goal is to assemble and maintain a Board comprised of individuals that not only bring to bear a wealth of business and technical expertise, but that also demonstrate a commitment to ethics in carrying out the Board’s responsibilities with respect to oversight of the Company’s operations.

One director, Frank W. Blue, has attained retirement age and will not stand for re-election. Due to his retirement, the by-laws of the Company, which currently provide for thirteen directors, will be amended effective May 13, 2015, to provide for twelve directors who will be elected at the Annual Meeting of Stockholders. Proxies cannot be voted for a greater number of persons than the number of nominees named. The Company’s by-laws also provide that the directors elected at each Annual Meeting of Stockholders shall serve until their successors are elected and qualified.

To the extent authorized by the proxies, the shares represented by the proxies will be voted in favor of the election of the twelve nominees for director whose names are set forth below. If for any reason any of these nominees is not a candidate when the election occurs, the shares represented by such proxies will be voted for the election of the other nominees named and may be voted for any substituted nominees or the Board may reduce its size. However, management of the Company does not expect this to occur. All nominees other than Mr. Dickerson and Ms. Sugg were elected at the last Annual Meeting of Stockholders. Mr. Dickerson and Ms. Sugg, recommended by members of the Company’s Board of Directors and a third-party search firm respectively, were elected to the Board of Directors effective August 6, 2014 and February 9, 2015, respectively.

All directors, including Mr. Blue during his time of service, other than Mr. Cossé and Mr. Jenkins have been deemed independent by the Board based on the rules of the New York Stock Exchange (“NYSE”) and the standards of independence included in the Company’s Corporate Governance Guidelines. As part of its independence recommendation to the Board, the Nominating & Governance Committee at its February meeting considered familial relationships (Mr. Deming, Mr. Murphy and Mrs. Theus are first cousins) and ordinary course of business transactions with BancorpSouth (Mr. Kelley, retired from BancorpSouth since August 2014) which were below the applicable threshold. The Committee also considered a hangar rental agreement with Union Holdings LLC (Mr. Murphy) which was determined to be a fair market value transaction at the rate of $6,000 annually.

Mr. Deming, the independent non-employee chairman of the board serves as presiding director at regularly scheduled board meetings as well as at no less than three meetings solely for non-employee directors. The meetings for non-employee directors are held in conjunction with the regularly scheduled February, August and December board meetings, at least one of which includes only independent non-employee directors.

Murphy Oil Corporation	3

Proposal 1—Election of Directors (continued)

The Corporate Governance Guidelines provide that stockholders and other interested parties may send communications to the Board, specified individual directors and the independent directors as a group c/o the Secretary, Murphy Oil Corporation, P.O. Box 7000, El Dorado, AR 71731-7000. All such communications will be kept confidential unless otherwise required by law, and relayed to the specified director(s). The names of the nominees and certain information as to them, are as follows:

DIRECTOR NOMINEES

T. JAY COLLINS Houston, Texas Age: 68 Director Since: 2013	Board Committees: • Executive Compensation • Nominating & Governance	Certain other directorships • Oceaneering International, Inc. Houston, Texas

Principal occupation or employment

•    Director, Oceaneering International, Inc., a global provider of engineered services and products   primarily to the offshore oil
  and gas industry, since March 2002; President and Chief
  Executive Officer, Oceaneering International, Inc., from May 2006 to May 2011

Mr. Collins has extensive knowledge of international management and corporate development. As a prior President and Chief Executive Officer of Oceaneering International, Inc., he has substantial knowledge and experience in the oil and gas industry. Among other qualifications, Mr. Collins brings to the Board experience in field operations, executive management and finance.

STEVEN A. COSSÉ El Dorado, Arkansas Age: 67 Director Since: 2011	Board Committees: • Executive • Health, Safety & Environmental	Certain other directorships • Simmons First National Corporation Pine Bluff, Arkansas

Principal occupation or employment

•    President and Chief Executive Officer of the Company from
  June 2012 to August 2013, retired from the Company
  December 2013; previously Executive Vice President and General
  Counsel of the Company from February 2005 through February
  2011, retired from the Company February 2011 to May 2012

Mr. Cossé’s long service in several capacities with the Company has helped him gain a proficient understanding of many areas, including environmental laws and regulations. Among other qualifications, Mr. Cossé brings to the Board expertise in corporate governance, banking and securities laws and executive leadership.

CLAIBORNE P. DEMING El Dorado, Arkansas Age: 60 Director Since: 1993	Board Committees: • Chairman of the Board • Chair, Executive • Health, Safety & Environmental	Certain other directorships • Murphy USA Inc. El Dorado, Arkansas
Principal occupation or employment • President and Chief Executive Officer of the Company from October 1994, through December 2008, retired from the Company June, 2009

Mr. Deming’s experience as former President and Chief Executive Officer of Murphy Oil Corporation gives him insight into the Company’s challenges, opportunities and operations. Among other qualifications, Mr. Deming brings to the Board executive leadership skills and over 30 years experience in the oil and gas industry.

4	Murphy Oil Corporation

Proposal 1—Election of Directors (continued)

LAWRENCE R. DICKERSON Houston, Texas Age: 62 Director Since: 2014	Board Committees: • Nominating & Governance	Certain other directorships • Oil States International, Inc. Houston, Texas

Principal occupation or employment

•  Director, Oil States International, Inc., an oilfield services company, since 2014; Director, President and Chief Executive Officer, Retired, Diamond Offshore Drilling, Inc., an offshore drilling company, since March 2014; Director and President from March 1998 and Chief Executive Officer from May 2008 until March 2014.

Mr. Dickerson’s experience as the President and a director of Diamond Offshore Drilling, Inc. from March 1998 and as Chief Executive Officer from May 2008 until his retirement in March 2014 brings to the board broad experience in leadership and financial matters. Among other qualifications, he brings to the Board expertise as a Certified Public Accountant and in international drilling operations.

ROGER W. JENKINS El Dorado, Arkansas Age: 53 Director Since: 2013	Board Committees: • Executive	Certain other directorships • None

Principal occupation or employment

•  President and Chief Executive Officer of the Company since August, 2013 and President of Murphy Exploration & Production Company since June 2012; previously Chief Operating Officer & Executive Vice President, Exploration & Production of the Company from June 2012 to August 2013; Executive Vice President, Exploration & Production of the Company and President of Murphy Exploration & Production Company from August 2009 to June 2012; and President of Murphy Exploration & Production Company from January 2009 to August 2009

Mr. Jenkins’ leadership as President and Chief Executive Officer of Murphy Oil Corporation allows him to provide the Board with his detailed perspective of the Company’s global operations. With a Bachelor’s degree in Petroleum Engineering, a Master’s degree in Business Administration and 31 years of industry experience, he has played a critical leadership role in Murphy’s worldwide exploration and production operations, including the development of the Kikeh field in Malaysia and the Eagle Ford Shale field in South Texas.

JAMES V. KELLEY Little Rock, Arkansas Age: 65 Director Since: 2006	Board Committees: • Audit • Executive • Nominating & Governance	Certain other directorships • None

Principal occupation or employment

•  President and Chief Operating Officer, Retired, BancorpSouth, Inc. (a NYSE bank holding company) since August 2014; President and Chief Operating Officer, BancorpSouth, Inc. from 2001 to August 2014.

Mr. Kelley has extensive knowledge of capital markets and accounting issues. As former President and Chief Operating Officer of BancorpSouth, Inc., he understands the fundamentals and responsibilities of operating a large company. Among other qualifications, Mr. Kelley brings to the Board experience in banking, finance and accounting, as well as executive management.

Murphy Oil Corporation	5

Proposal 1—Election of Directors (continued)

WALENTIN MIROSH Calgary, Alberta Age: 69 Director Since: 2011	Board Committees: • Executive Compensation • Health, Safety & Environmental	Certain other directorships • TC PipeLines GP, Inc. Calgary, Alberta

Principal occupation or employment

•    President, Mircan Resources Ltd., a private consulting company since January 2010; Vice President and Special Advisor to the President and Chief Operating Officer, NOVA Chemicals Corp., a commodity chemicals and plastics company, from May 2008 to December 2009; Vice President and President of Olefins and Feedstocks, NOVA Chemicals Corp. from July 2003 to April 2008

Mr. Mirosh, with his accomplishments in the chemical, natural gas, and investment industries, is able to provide the Board with dependable input in many areas. He brings to the Board experience in energy, regulatory, and international law as well as skills in business development and corporate strategy.

R. MADISON MURPHY El Dorado, Arkansas Age: 57 Director Since: 1993 (Chairman, 1994-2002)	Board Committees: • Executive • Chair, Audit	Certain other directorships • Deltic Timber Corporation El Dorado, Arkansas • Murphy USA Inc. Chairman El Dorado, Arkansas

Principal occupation or employment

•    Managing Member, Murphy Family Management, LLC, which manages investments, farm, timber and real estate, since 1998;

•    President, The Murphy Foundation;

•    Owner, The Sumac Company, LLC, which manages investments, timber and vineyard operations; and

•    Secretary/Owner, Presqu’ile Winery

Mr. Murphy served as Chairman of the Board of Murphy Oil Corporation from 1994 to 2002. This background, along with his current membership on the Board of Directors of Deltic Timber Corporation and Murphy USA Inc., brings to the Board and to the Audit Committee a unique business and financial perspective.

JEFFREY W. NOLAN Little Rock, Arkansas Age: 46 Director Since: 2012	Board Committees: • Executive Compensation • Nominating & Governance	Certain other directorships • None

Principal occupation or employment

•    President & Chief Executive Officer, Loutre Land and Timber Company, a natural resources company with a focus on the acquisition, ownership and management of timberland and mineral properties, since 1998

Mr. Nolan’s experience as President and Chief Executive Officer of a natural resources company, in addition to his legal experience as an attorney with the Jones Walker law firm, allows him to bring to the Board expertise in legal matters, corporate governance, corporate finance, acquisitions and divestitures and the management of mineral properties.

6	Murphy Oil Corporation

Proposal 1—Election of Directors (continued)

NEAL E. SCHMALE La Jolla, California Age: 68 Director Since: 2004	Board Committees: • Audit • Chair, Executive Compensation	Certain other directorships • WD-40 Company Chairman San Diego, California

Principal occupation or employment

•   President and Chief Operating Officer, Retired, Sempra Energy, an energy services holding company, since October 2011; President and Chief Operating Officer, Sempra Energy, from February 2006 to October 2011

Mr. Schmale, as former Chief Operating Officer, brings to the Board the perspective of a recent corporate leader having faced current external economic, social and governance issues. He also brings specific experience in financial matters from his prior service as Chief Financial Officer of Sempra Energy. He holds degrees in petroleum engineering and law, and has a vast knowledge in different fields concerning the oil industry.

LAURA A. SUGG Montgomery, Texas Age: 55 Director Since: 2015	Board Committees: • None	Certain other directorships • Denbury Resources Plano, Texas • Williams Companies Inc. Tulsa, Oklahoma

Principal occupation or employment

•   Director, Denbury Resources, a domestic oil and natural gas company, since January 2012

•   Director, Williams Companies Inc., an energy company (core business is natural gas processing and transportation), since 2010

•   Senior Executive, Retired, ConocoPhillips, then an international, integrated oil company, since 2010

Ms. Sugg’s broad background in capital allocation and accomplishments in the energy industry allow her to bring to the Board expertise in industry, operational and technical matters. Among other qualifications, she brings to the Board specific experience in executive leadership, human resources, compensation and financial matters. As a former leader at ConocoPhillips, Ms. Sugg has a proficient understanding of an oil company’s challenges and opportunities.

CAROLINE G. THEUS Alexandria, Louisiana Age: 71 Director Since: 1985	Board Committees: • Executive • Chair, Health, Safety & Environmental	Certain other directorships • None

Principal occupation or employment

•   President, Inglewood Land & Development Co., a holding company, since 1980;

•   President, Retired, Keller Enterprises, LLC which manages investments and real estate holdings, since 2008

Ms. Theus is President of a farming and land holding corporation, and she has worked with the Louisiana Nature Conservancy in helping to preserve lands of ecological importance. She has proven to be a strong advocate for protecting natural resources and enriches the Board with her insight in matters concerning the environment.

Murphy Oil Corporation	7

Proposal 1—Election of Directors (continued)

BOARD LEADERSHIP STRUCTURE

The positions of Chairman of the Board and the Chief Executive Officer of the Company are held by two individuals. Mr. Deming serves as the Chairman of the Board as a non-executive and independent director. Mr. Jenkins is the Company’s President and Chief Executive Officer. Along with the Chairman of the Board of Directors and the Chief Executive Officer, other directors bring different perspectives and roles to the Company’s management, oversight and strategic development. The Company’s directors bring experience and expertise from both inside and outside the company and industry, while the Chief Executive Officer is most familiar with the Company’s business and industry, and most capable of leading the execution of the Company’s strategy. The Board believes that separating the roles of Chairman and Chief Executive Officer is currently in the best interest of stockholders because it provides the appropriate balance between strategy development and independent oversight of management. The Board will, however, maintain its flexibility to make this determination at any given point in time to provide appropriate leadership for the Company.

RISK MANAGEMENT

The Board exercises risk management oversight and control both directly and indirectly, the latter through various Board Committees as discussed below. The Board regularly reviews information regarding the Company’s credit, liquidity and operations, including the risks associated with each. The Company’s Executive Compensation Committee is responsible for overseeing the management of risks relating to the Company’s executive compensation plans and arrangements. The Audit Committee is responsible for oversight of financial risks and the ethical conduct of the Company’s business, including the steps the Company has taken to monitor and mitigate these risks. The Nominating & Governance Committee, in its role of reviewing and maintaining the Company’s corporate governance guidelines, manages risks associated with the independence of the Board and potential conflicts of interest. The Health, Safety & Environmental Committee oversees management of risks associated with environmental, health and safety issues. While each committee is responsible for evaluating certain risks and overseeing the management of such risks, the entire Board is regularly informed through committee reports and by the CEO and the Director, Enterprise Risk Management about the known risks to the strategy and the business of the Company.

COMMITTEES

The standing committees of the Board are the Executive Committee, the Audit Committee, the Executive Compensation Committee, the Nominating & Governance Committee and the Health, Safety & Environmental Committee.

The Executive Committee in accordance with the Company’s by-laws, is vested with the authority to exercise certain functions of the Board when the Board is not in session. The Executive Committee is also in charge of all financial, legal and general administrative affairs of the Company, subject to any limitations prescribed by the by-laws or by the Board.

The Audit Committee has the sole authority to appoint or replace the Company’s independent registered public accounting firm, which reports directly to the Audit Committee. The Audit Committee also assists the Board with its oversight of the integrity of the Company’s financial statements, the independent registered public accounting firm’s qualifications, independence and performance, the performance of the Company’s internal audit function, the compliance by the Company with legal and regulatory requirements, and the review of programs related to compliance with the Company’s Code of Business Conduct and Ethics. The Audit Committee meets with representatives of the independent registered public accounting firm and with members of the internal Auditing Department for these purposes. The Board has designated Neal E. Schmale as its “Audit Committee Financial Expert” as defined in Item 407 of Regulation S-K. All of the members of the Audit Committee including Mr. Schmale are independent under the rules of the NYSE and the Company’s independence standards.

The Executive Compensation Committee oversees the compensation of the Company’s executives and directors and administers the Company’s annual incentive compensation plan, the long-term incentive plan and the stock plan for non-employee directors. All of the members of the Executive Compensation Committee are independent under the rules of the NYSE and the Company’s independence standards. The Compensation Discussion and Analysis section below contains additional information about the Executive Compensation Committee. In carrying out its duties, the Executive Compensation Committee will have direct access to outside advisors, independent compensation consultants and others to assist them.

The Nominating & Governance Committee identifies and recommends potential Board members, recommends appointments to Board committees, oversees evaluation of the Board’s performance and reviews and assesses the Corporate Governance Guidelines of the Company. All of the members of the Nominating & Governance Committee are independent under the rules of the NYSE and the Company’s independence standards. Information regarding the process for evaluating and selecting potential director candidates, including those recommended by stockholders, is set out in the Company’s Corporate Governance Guidelines. Stockholders desiring to recommend candidates for

8	Murphy Oil Corporation

Proposal 1—Election of Directors (continued)

membership on the Board for consideration by the Nominating & Governance Committee should address their recommendations to: Nominating & Governance Committee of the Board of Directors, c/o Secretary, Murphy Oil Corporation, P.O. Box 7000, El Dorado, Arkansas 71731-7000. As a matter of policy, candidates recommended by stockholders are evaluated on the same basis as candidates recommended by Board members, executive search firms or other sources.

The Health, Safety & Environmental Committee assists the Board and management in monitoring compliance with applicable environmental, health and safety laws, rules and regulations as well as the Company’s Worldwide Health, Safety & Environmental Policy. Review of policies, procedures and practices regarding security of the Company’s people and property is also within the purview of this committee. The Committee assists the Board on matters relating to the Company’s response to evolving public issues affecting the Company in the realm of health, safety and the environment. The Committee benefits from the Company’s sponsorship of the Massachusetts Institute of Technology’s Joint Program on the Science and Policy of Global Change for keeping abreast of emerging issues with respect to climate change.

Charters for the Audit, Executive Compensation, Nominating & Governance and Health, Safety & Environmental Committees, along with the Corporate Governance Guidelines and the Code of Ethical Conduct for Executive Management, are available on the Company’s Web site, www.murphyoilcorp.com/about/governance/default.aspx.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

During 2014, none of the members of the Executive Compensation Committee (i) was an officer or employee of the Company, (ii) was a former officer of the Company or (iii) had any relationship requiring disclosure by the Company under any paragraph of Item 404 of Regulation S-K.

MEETINGS AND ATTENDANCE

During 2014, there were eight meetings of the Board, eleven meetings of the Executive Committee, seven meetings of the Audit Committee, four meetings of the Executive Compensation Committee, three meetings of the Nominating & Governance Committee and two meetings of the Health, Safety & Environmental Committee. All nominees’ attendance exceeded 75% of the total number of meetings of the Board and committees on which they served. Attendance for Board and committee meetings averaged 99 % for the full year. All the Board members attended the 2014 Annual Meeting of Stockholders. As set forth in the Company’s Corporate Governance Guidelines, all Board members are expected to attend each Annual Meeting of Stockholders.

Murphy Oil Corporation	9

Compensation of Directors

Since 2003, the Company’s standard arrangement for compensation of non-employee directors has included a combination of cash and equity. In 2014, the cash component consisted of an annual retainer of $60,000, plus $2,000 for each Board or committee meeting attended. Supplemental retainers were paid to the Chairman of the Board ($115,000), the Audit Committee Chairman ($15,000), the Audit Committee Financial Expert ($10,000), other members of the Audit Committee ($7,500), the Executive Compensation Committee Chairman ($15,000) and the Chair of each other committee ($10,000). The Company also reimburses directors for reasonable travel, lodging and related expenses they incur in attending Board and committee meetings.

In 2014, the total equity compensation for non-employee directors was reduced to $200,000 to move the average total compensation closer to the 50th percentile of the Company’s identified peers. Each non-employee director, other than Mr. Dickerson, received 3,654 time-based restricted stock units on February 5, 2014, which cliff vest after three years. Mr. Dickerson was elected to the Board of Directors on August 6, 2014, and was awarded at that time, ratably equivalent equity-based compensation on a pro-rated basis. His award consisted of 1,644 time-based restricted stock units, which vest over the period beginning August 6, 2014 and ending on February 5, 2017.

The column below showing “All Other Compensation” represents the incremental cost of matching gifts. The non-employee directors are eligible to participate in the matching gift program on the same terms as Murphy employees. Under this program, an eligible person’s total gifts of up to $12,500 per calendar year will qualify. The Company will contribute to qualified educational institutions and hospitals an amount equal to twice the amount (2 to 1) contributed by the eligible person. The Company will contribute to qualified welfare and cultural organizations an amount (1 to 1) equal to the contribution made by the eligible person. In 2014, the Company determined that, due to administrative error, benefits payable to Mr. Cossé for 2012 and 2013 under the defined benefit and defined contribution portions of the Company’s Supplemental Executive Retirement Plan (the “SERP”) had been incorrectly calculated. Mr. Cossé was determined to be entitled to a wrongfully withheld payment of $431,320 in benefits for 2012 and 2013 under the terms of the SERP, which was paid to Mr. Cossé in August, 2014. As a result of this administrative error by the Company, Mr. Cossé became subject to tax penalties under Section 409A of the Internal Revenue Code, and the Company paid Mr. Cossé $179,750, in 2014 to reimburse him for those penalties. These payments were not related to his service as a director and are not included in the table below.

2014 DIRECTOR COMPENSATION TABLE

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)(3)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(4)	All Other Compensation ($)	Total ($)
Claiborne P. Deming	227,049	200,019	—	—	—	7,500	434,568
Frank W. Blue	109,549	200,019	—	—	—	1,250	310,818
T. Jay Collins	86,000	200,019	—	—	—	—	286,019
Steven A. Cossé	102,005	200,019	—	—	—	23,400	325,424
Lawrence R. Dickerson	42,000	100,037	—	—	—	—	142,037
James V. Kelley	123,549	200,019	—	—	—	20,000	343,568
Walentin Mirosh	88,048	200,019	—	—	—	—	288,067
R. Madison Murphy	134,549	200,019	—	—	24,425	25,000	383,993
Jeffrey W. Nolan	90,000	200,019	—	—	—	25,000	315,019
Neal E. Schmale	130,549	200,019	—	—	—	25,000	355,568
Laura A. Sugg(2)	—	—	—	—	—	—	—
Caroline G. Theus	112,049	200,019	—	—	39,278	10,000	361,346
(1)	Represents grant date fair value of time-based restricted stock units awarded in 2014 as computed in accordance with FASB ASC Topic 718, excluding forfeiture estimates, as more fully described in Note I to the consolidated financial statements included in the Company’s 2014 Form 10-K Annual Report.
(2)	Ms. Sugg was elected to the Board of Directors February 9, 2015. She did not receive director compensation in 2014.

10	Murphy Oil Corporation

Compensation of Directors (continued)

(3)	At December 31, 2014, total stock options and time-based restricted stock units outstanding were:

	Stock Options		Restricted Stock Units
Claiborne P. Deming	—		11,758
Frank W. Blue	—		11,758
T. Jay Collins	—		5,407
Steven A. Cossé	121,493	*	3,654
Lawrence R. Dickerson	—		1,644
James V. Kelley	—		11,758
Walentin Mirosh	—		11,758
R. Madison Murphy	—		11,758
Jeffrey W. Nolan	—		9,916
Neal E. Schmale	—		11,758
Laura A. Sugg	—		—
Caroline G. Theus	—		11,758
*	A total of 121,493 stock options were earned in his former capacity as President and Chief Executive Officer of Murphy Oil Corporation.

(4)	The 1994 Retirement Plan for Non-Employee Directors was frozen on May 14, 2003. At that time, then current directors were vested based on their years of service, with no further benefits accruing and benefits being paid out according to the terms of the plan.

Murphy Oil Corporation	11

Security Ownership of Certain Beneficial Owners

As of December 31, 2014, the following are known to the Company to be the beneficial owners of more than five percent of the Company’s Common Stock (as of the date of such stockholder’s Schedule 13G filing with the SEC):

Name and address of beneficial owner	Amount and nature of beneficial ownership(1)		Percentage
Southeastern Asset Management, Inc.	16,623,513	(2)	9.40%
6410 Poplar Ave., Suite 900
Memphis, TN 38119
The Vanguard Group	14,039,170	(3)	7.90%
100 Vanguard Blvd.
Malvern, PA 19355
BlackRock, Inc.	11,475,334	(4)	6.50%
40 East 52nd Street
New York, NY 10022
T. Rowe Price Associates, Inc.	10,177,610	(5)	5.70%
100 E. Pratt Street
Baltimore, MD 21202
Hotchkis and Wiley Capital Management, LLC	9,557,503	(6)	5.38%
725 S. Figueroa Street 39th Floor
Los Angeles, CA 90017
(1)	Includes Common Stock for which the indicated owner has sole or shared voting or investment power and is based on the indicated owner’s Schedule 13G filing for the period ended December 31, 2014.
(2)	Total includes 9,246,355 sole voting power shares, 5,235,537 shared voting power shares, 11,387,976 sole dispositive power shares and 5,235,537 shared dispositive power shares.
(3)	A parent holding company or control person of the entities holding Murphy Oil Corporation shares in accordance with Rule 13d-1(b)(1)(ii)(G). Total includes 295,780 sole voting power shares, -0- shared voting power shares, 13,762,782 sole dispositive power shares and 276,388 shared dispositive power shares.
(4)	A parent holding company or control person of the entities holding Murphy Oil Corporation shares in accordance with Rule 13d-1(b)(1)(ii)(G). Total includes 9,943,191 sole voting power shares, 37,148 shared voting power shares, 11,438,186 sole dispositive power shares and 37,148 shared dispositive power shares.
(5)	These securities are owned by various individual and institutional investors which T. Rowe Price Associates, Inc. (“Price Associates”) serves as investment adviser with power to direct investments and/or sole power to vote the securities. For purposes of the reporting requirements of the Securities Exchange Act of 1934, Price Associates is deemed to be a beneficial owner of such securities; however, Price Associates expressly disclaims that it is, in fact, the beneficial owner of such securities. Total includes 2,624,010 sole voting power shares, -0- shared voting power shares, 10,177,610 sole dispositive power shares and -0- shared dispositive power shares.
(6)	An investment adviser in accordance with Rule 13d-1(b)(1)(ii)(E). Total includes 5,802,808 for which reporting person has sole voting power. Beneficial ownership of shares disclaimed by reporting person. All shares are sole dispositive power shares.

12	Murphy Oil Corporation

Security Ownership of Management

The following table sets forth information, as of February 17, 2015, concerning the number of shares of Common Stock of the Company beneficially owned by all directors and nominees, each of the Named Executive Officers (as hereinafter defined), and directors and executive officers as a group.

Name	Personal with Full Voting and Investment Power(1)(2)	Personal as Beneficiary of Trusts		Voting and Investment Power Only		Options Exercisable Within 60 Days	Total		Percent of Outstanding (if greater than one percent)
Claiborne P. Deming	834,722	1,639,538		209,720		—	2,683,980		1.51%
Frank W. Blue	31,396	—		—		—	31,396		—
T. Jay Collins	—	—		—		—	—		—
Steven A. Cossé	98,894	—		—		121,493	220,387		—
Lawrence R. Dickerson	—	—		—		—	—		—
James V. Kelley	31,394	—		—		—	31,394		—
Walentin Mirosh	6,247	—		—		—	6,247		—
R. Madison Murphy	1,157,028	1,232,719		2,672,102	(3)	—	5,061,849	(4)	2.84%
Jeffrey W. Nolan	218,833	140,528		218,232		—	577,593	(5)	—
Neal E. Schmale	32,156	—		—		—	32,156		—
Laura A. Sugg	—	—		—		—	—		—
Caroline G. Theus	335,049	1,150,438	(6)	6,684	(7)	—	1,492,171		—
Roger W. Jenkins	81,847	—		—		236,344	318,191		—
Kevin G. Fitzgerald	69,045	—		—		219,186	288,231		—
Walter K. Compton	34,241	—		—		125,922	160,163		—
Bill H. Stobaugh	50,572	—		—		115,681	166,253		—
K. Todd Montgomery	—	—		—		—	—		—
Directors and executive officers as a group(8)	3,104,653	4,163,223		3,106,738		1,217,009	11,591,623		6.51%
(1)	Includes Company Thrift (401(k)) Plan shares in the following amounts: Mr. Cossé—14,472 shares; Mr. Jenkins—1,959 shares; Mr. Fitzgerald—2,622 shares; Mr. Compton—4,830 shares.
(2)	Includes shares held by spouse and other household members as follows: Mr. Deming—47,422 shares which are held solely by spouse; Mr. Kelley—31,394 shares owned jointly with spouse; Mr. Murphy—231,623 shares; Mr. Nolan—43,752 shares; Mrs. Theus—28,500 shares, 18,000 of which are held jointly with spouse and 10,500 of which are held solely by spouse.
(3)	Includes 940,452 shares held by trusts for the benefit of others for which Mr. Murphy is trustee or co-trustee, 631,650 shares held by a private foundation of which Mr. Murphy is President for which beneficial ownership is expressly disclaimed and 1,100,000 shares held by a limited partnership that is controlled by a limited liability company of which Mr. Murphy is a member. Mr. Murphy has beneficial interest in 224,241 of these shares. Mr. Murphy’s wife has a beneficial interest in 1,222 shares, for which beneficial ownership is expressly disclaimed.
(4)	Total includes 200,000 shares that are pledged as security.
(5)	Total includes 218,232 shares that are pledged as security.
(6)	Includes 613,186 shares for which Mrs. Theus is co-trustee and a beneficiary.
(7)	Held as trustee for trust for Mrs. Theus’ son.
(8)	Includes twelve directors, thirteen executive officers and one director/officer.

Murphy Oil Corporation	13

Security Ownership of Management (continued)

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Under the securities laws of the United States, the Company’s directors and executive officers and persons who beneficially own more than 10% of the Company’s Common Stock are required to report their ownership of the Company’s Common Stock and any changes in that ownership to the Securities and Exchange Commission and the New York Stock Exchange. Specific due dates for these reports have been established and the Company is required to report in this Proxy Statement any failure to file by these dates. Based upon a review of the copies of the reports filed by the Company’s directors and executive officers pursuant to Section 16(a) of the Securities Exchange Act of 1934 and on representations from such reporting persons the Company believes that all such persons complied with all applicable filing requirements during fiscal 2014, except for the following late filings: (i) on August 4, 2014, a late Form 4 was filed for Steven A. Cossé with respect to a discretionary transaction in correcting a Company error on his Thrift SERP plan that occurred on July 15, 2014; and (ii) on January 20, 2015, a late Form 4 was filed for Allan J. Misner with respect to a discretionary transaction that occurred on May 5, 2014.

REVIEW, APPROVAL OR RATIFICATION OF TRANSACTIONS WITH RELATED PERSONS AND CODE OF BUSINESS CONDUCT AND ETHICS

During 2014, the Company did not have any transactions with related persons required to be disclosed under Item 404(a) of Regulation S-K, and no such transactions are currently proposed. The Nominating & Governance Committee reviews ordinary course of business transactions with related parties, including firms associated with directors and nominees for director. The Company’s management also monitors such transactions on an ongoing basis. Executive officers and directors are governed by the Company’s Code of Business Conduct and Ethics, which provides that waivers may only be granted by the Board and must be promptly disclosed to stockholders. No such waivers were granted nor applied for in 2014. The Company’s Corporate Governance Guidelines require that all directors recuse themselves from any discussion or decision affecting their personal, business or professional interests.

14	Murphy Oil Corporation

Proposal 2—Advisory Vote to Approve Executive Compensation

The Dodd-Frank Wall Street Reform and Consumer Protection Act (“the Dodd-Frank Act”) enables the Company’s stockholders to vote to approve, on an advisory (non-binding) basis, the compensation of the Named Executive Officers as disclosed in this proxy statement in accordance with the SEC’s rules. The Company has determined to submit Named Executive Officer compensation to an advisory (non-binding) vote annually. At the 2014 Annual Meeting, stockholders endorsed the compensation of the Company’s Named Executive Officers, with over 97% of the votes cast supporting the 2013 proposal.

As described in detail below under the heading “Compensation Discussion and Analysis,” the Company’s executive compensation programs are designed to attract, motivate, and retain the Named Executive Officers, who are critical to the Company’s success. Under these programs, the Named Executive Officers are rewarded for the achievement of specific annual, long-term and strategic goals, corporate goals, and the realization of increased stockholder value. Please read the “Compensation Discussion and Analysis” below along with the information in the compensation tables for additional details about the executive compensation programs, including information about the fiscal year 2014 compensation of the Named Executive Officers.

Stockholders are asked to indicate their support for the Named Executive Officer compensation as described in this proxy statement. This proposal, commonly known as a “say-on-pay” proposal, gives stockholders the opportunity to express their views on the Named Executive Officers’ compensation. This vote is not intended to address any specific item of compensation, but rather the overall compensation of the Named Executive Officers and the philosophy, policies and practices described in this proxy statement. Accordingly, stockholders are requested to vote “FOR” the following resolution at the Annual Meeting:

“RESOLVED, that the Company’s stockholders approve, on an advisory basis, the compensation of the Named Executive Officers, as disclosed in the Company’s Proxy Statement for the 2015 Annual Meeting of Stockholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the 2014 Summary Compensation Table and the other related tables and disclosures.”

The say-on-pay vote is advisory, and therefore not binding on the Company, the Executive Compensation Committee or the Board of Directors. The Board of Directors and the Executive Compensation Committee value the opinions of stockholders and to the extent there is a significant vote against the Named Executive Officer compensation as disclosed in this proxy statement, will consider stockholders’ concerns and the Executive Compensation Committee will evaluate whether any actions are necessary to address those concerns.

Murphy Oil Corporation	15

Compensation Discussion and Analysis

EXECUTIVE SUMMARY

Murphy Oil Corporation is an independent exploration and production (“E&P”) company with a portfolio of global offshore and onshore assets delivering oil-weighted growth. Murphy produces oil and/or natural gas in the United States, Canada and Malaysia. The Company’s long-term strategy as an independent E&P company is focused on the following key priorities that management believes will drive value for its stockholders: (1) develop differentiated perspectives in underexplored basins and plays; (2) continue to be a preferred partner to national oil companies and regional independents; (3) provide balance to the global offshore business by developing unconventional onshore plays in North America; (4) develop and produce fields in a safe, responsible, timely and cost effective manner; and (5) achieve and maintain a sustainable, profitable, oil weighted portfolio.

This Compensation Discussion and Analysis (“CD&A”) provides stockholders with an understanding of the Company’s compensation philosophy, objectives, policies and practices in place during 2014, as well as factors considered by the Executive Compensation Committee of the Board of Directors (the “Committee”) in making compensation decisions for 2014. This CD&A focuses on the compensation of the Company’s named executive officers (“NEOs”) listed below, whose compensation is set forth in the Summary Compensation table and other compensation tables contained in the proxy statement.

Name	Title
Roger W. Jenkins	President & Chief Executive Officer
Kevin G. Fitzgerald	Executive Vice President & Chief Financial Officer
Walter K. Compton	Executive Vice President & General Counsel
Bill H. Stobaugh	Executive Vice President
K. Todd Montgomery	Vice President, Corporate Planning & Services

On October 1, 2014, the Company announced the resignation of Thomas McKinlay, effective November 1, 2014; the retirement of Bill Stobaugh, effective March 1, 2015; and the succession plan of the Executive Vice President and Chief Financial Officer, Kevin G. Fitzgerald, who retired March 1, 2015.

The Company’s compensation plans and practices are designed to align the financial interests of the above NEOs with the financial interests of its stockholders. To that end, NEOs are provided with a competitive base salary, an annual cash bonus opportunity based on the achievement of specific goals aligned with stockholder value creation and long-term incentives.

OPERATIONAL AND FINANCIAL PERFORMANCE

The Company’s 2014 performance continues the trend of increasing year-over-year oil weighted production volumes and delivering consistent additions of proved reserves through the efficient allocation of capital, all while improving on the Company’s safety record. Achieving these key business objectives is fundamental to delivering returns for the Company’s stockholders over time. Specific achievements include:

SAFETY

•	The Company continued to improve on its safety record.

•	The actual total recordable incident rate (“TRIR”) of 0.48 for employees and contractors represents a 4% improvement year over year and exceeded the Company’s goal of 0.70 for the year.

•	The Company recorded a 36% improvement in lost time incidents for employees and contractors.

PORTFOLIO OPTIMIZATION

•	The Company closed on the 30% sell down of its Malaysian assets for $2 billion in two phases. One announced December 18, 2014 at 20% and the second announced on January 29, 2015 for 10%. This transaction marked the value of the Malaysian business at $6.7 billion.

•	The Company completed the sale of the U.K. retail gasoline business and initiated decommissioning of the Milford Haven refinery process units, with divestment of the terminal assets ongoing.

•	The Company divested its small non-operated interest in south Louisiana and Alaska for cash proceeds of approximately $6 million.

GROWTH

•	The Company set an annual production record of 225,973 daily barrels of oil equivalent (“BOEPD”) comprised of 67% oil and liquids, up 10% from 2013.

16	Murphy Oil Corporation

Compensation Discussion and Analysis (continued)

•	The Company set a quarterly production record of 258,868 BOEPD during the fourth quarter.

•	The Company recorded total proved reserve replacement of 183% and reached its ninth consecutive year of reserve replacement greater than 100%.

SHAREHOLDER CAPITAL INITIATIVES

•	The Company repurchased $375 million of common stock.

•	The Board of Directors authorized a new $500 million share repurchase program.

•	The Board of Directors approved a 12% dividend increase to $1.40/share annualized.

FINANCIAL RESULTS

•	Net income from continuing operations was $1.025 billion, the second highest in company history.

IMPACT OF 2014 COMPANY PERFORMANCE ON EXECUTIVE COMPENSATION

Murphy has structured its cash and equity-based compensation program to position approximately 90% of the CEO’s and 75%-80% of the other NEO’s target total direct compensation opportunity in at-risk compensation components tied to the achievement of short-and long-term performance criteria aligned with the Company’s business objectives. Short-term incentives are paid in the form of an annual cash bonus opportunity tied to the achievement of specific performance goals aligned with stockholder value creation. Long-term incentives combine performance-based restricted stock units, stock options and time-based restricted stock units to provide a compensation opportunity aligned with the Company’s long-term stock performance, delivered through awards that are performance-based in absolute and relative terms, while also encouraging retention.

The Company’s strong operational and financial performance was reflected in the above target payouts under the AIP:

2014 Performance Results	Link to 2014 Short-Term Incentives
• Demonstrated commitment to safety, with improved performance year over year.	NEOs earned above-target bonuses equivalent to 145.70% of salary. Due to the current low oil price environment, the Committee did not include the sell down of its Malaysian assets in the calculation of short-term incentives. Including the gain from the sell down of Malaysian assets would have resulted in earned bonuses for the NEOs of 167.20%. Actual bonuses paid to each NEO are listed on page 22.
• Delivered record daily production volumes, representing a 10% increase over 2013.
• Replaced 237% of production, before adjustments for the sell down of Malaysian assets.
• Achieved return on average capital employed (“ROACE”) of 9.31% including the gain on the sell down of Malaysian assets. Annual Incentive payments excluded this gain and were paid on ROACE of 6.71%

The Company’s stock price performance in 2014 resulted in below target payouts for the 2014 tranche of the performance-based restricted stock units granted in 2012, 2013 and 2014.

2014 Performance Results	Link to 2014 Compensation
Third quartile total shareholder return (“TSR”) performance relative to 2012, 2013 and 2014 peers.	As a result of the Company’s TSR performance relative to its 2012 and 2013 peer group, NEOs earned 70% for the tranches applicable to 2014 performance. As a result of the Company’s TSR performance relative to its 2014 peer group, NEOs earned 74% for the tranche applicable to 2014 performance.

In addition to the Company’s performance, the Committee’s compensation decisions for 2014, summarized below, were influenced by the Committee’s desire to retain and motivate a highly experienced and cohesive executive team with a strong track record of working together to successfully manage the operations of the global company.

CEO COMPENSATION

In February 2014, the Committee reviewed Mr. Jenkins’ annual total direct compensation opportunity and approved a salary increase of 4%. The Committee positioned his targeted annual total direct compensation opportunity for 2014 at the median of the peer group (as provided in each of their 2013 Proxy Statements). As CEO, Mr. Jenkins’ compensation is higher than the compensation of the other NEOs. This difference in compensation is supported by the industry peer group benchmark data, which is substantially higher for the CEO role than for other NEO positions, and is indicative of the greater responsibility the CEO position entails for the strategic direction, financial condition, operating results and reputation of the Company.

Murphy Oil Corporation	17

Compensation Discussion and Analysis (continued)

OTHER NEO COMPENSATION

In February 2014, the Committee approved salary increases for the other NEOs ranging from 3% to 7%. Mr. Compton was promoted to Executive Vice President at that time. Along with a base salary increase of 7%, his target annual bonus opportunity increased from 60% to 65%. A detailed description of the executive compensation program and the compensation decisions made by the Committee for 2014 are reported on the pages that follow.

STOCKHOLDER ENGAGEMENT

The Company values the feedback and insights that it receives from its stockholders through ongoing dialogue. At the 2014 annual meeting, a proposal seeking an advisory vote on executive compensation for the Company’s NEOs (see “Tabular Information for Named Executive Officers”) was submitted to stockholders. Stockholders endorsed the Company’s NEO compensation, with over 97% of the votes cast indicating approval. The Committee received a report from Pay Governance, LLC, indicating this support exceeded all of the Company’s peers and indicates strong support by our stockholders for the design and structure of the compensation program.

COMPENSATION CORPORATE GOVERNANCE POLICIES

The Company’s compensation philosophy and related governance features are complemented by several specific policies and practices that are designed to align executive compensation with long-term stockholder interests.

•	Stock Ownership Policy—The Company has director and officer stock ownership guidelines. As stated in the Company’s Corporate Governance Guidelines, “Directors are expected to own and hold a number of Company shares equal in value to five times the director’s annual cash retainer within five years of commencing service. Officers of the Company or any of its primary operating subsidiaries are expected to own and hold a number of Company shares at least in value to a multiple of their base salary, as follows: Five times the base salary for the CEO; Two and one-half times the base salary of executive vice presidents, two times the base salary of senior vice presidents; and equal to the base salary of vice presidents. Officers are expected to achieve targets within five years of appointment to the position.” The stock ownership of each of the Company’s directors and officers meets the guidelines.

Title	Stock Ownership Level
President and Chief Executive Officer	5.0 times base salary
Executive Vice President	2.5 times base salary
Senior Vice President	2.0 times base salary
Vice President	1.0 times base salary
•	Pledging Policy—The Company has corporate governance guidelines (“guidelines”), which apply to the directors and officers. As stated in the guidelines, “A director or officer may not pledge Company securities, including by purchasing Company securities on margin or holding Company securities in a margin account, until he or she has achieved the applicable stock ownership target specified in the guidelines above. Once such stock ownership target has been achieved, such director or officer is permitted to pledge Company securities in compliance with applicable law (including disclosure of such pledging in the Company’s proxy statement as required by SEC regulations), as long as all stock owned to satisfy the applicable stock ownership target remains unpledged. Any pledging of share should be disclosed to the Company in advance.”

•	Hedging Policy—Pursuant to the Company’s Corporate Governance Guidelines, “Directors, officers and employees are prohibited from engaging in any hedging transactions (including transactions involving options, puts, calls, prepaid variable forward contracts, equity swaps, collars and exchange funds or other derivatives) that are designed to hedge or speculate on /any change in the market value of the Company’s securities.”

•	Limited Perquisites—The executive officers, including the NEOs, receive no perquisites or other personal benefits, unless such personal benefits serve a reasonable business purpose, such as limited use of Company aircraft by the CEO.

•	Clawback Provision—In connection with the Dodd-Frank Act, the Company adopted, in 2014, a policy allowing for recovery of incentive-based compensation under certain circumstances.

Following the adoption of this policy, if the Company is required to prepare an accounting restatement due to its material noncompliance with any financial reporting requirement under the securities laws, the Company shall, subject to the discretion of the Company’s Executive Compensation Committee, use reasonable efforts to recover from any current or former executive officer of the Company who received incentive-based compensation (including Annual Incentive Plan awards and Long-Term Incentive Plan awards) during the 3-year period preceding the date on which the Company is required to prepare an accounting restatement, the excess of what would have been paid to the executive officer under the accounting restatement.

Once final Dodd-Frank clawback rules are released regarding clawback requirements under Dodd-Frank, the Company will review its policies and plans and, if necessary, amend them to comply with the new mandates.

18	Murphy Oil Corporation

Compensation Discussion and Analysis (continued)

INTRODUCTION

The Committee oversees and approves the compensation of the Company’s NEOs. The Committee currently consists of four members, all of whom have been determined by the Board to satisfy the independence requirements of the NYSE and the Company’s categorical independence standards. The Nominating & Governance Committee recommends nominees for appointment to the Committee annually and as vacancies or newly created positions occur. Committee members are appointed and approved by the Board and may be removed by the Board at any time. Members of the Committee during 2014 were Neal E. Schmale (Chair), T. Jay Collins, Walentin Mirosh, Jeffrey W. Nolan and David J.H. Smith (January 1—May 14, 2014).

The Committee reviews and approves corporate goals and objectives relevant to the Chief Executive Officer and other NEO compensation and evaluates the CEO’s performance in light of these goals and objectives. Any decisions regarding the CEO’s compensation are made solely by the Committee based on that evaluation. For NEOs other than the CEO, the Committee considers the performance evaluations made by the CEO and the recommendations of the CEO.

The Committee administers and makes recommendations to the Board with respect to the Company’s incentive and equity-based compensation plans, and it reviews and approves awards granted under such plans.

As set forth in its charter, which can be found on the Company’s website, the Committee has the sole authority to retain and terminate any compensation consultant to be used to assist in the evaluation of director, CEO or senior executive compensation and has the sole authority to approve the consultant’s fees and other retention terms. Advice and assistance from internal or external legal, accounting or other advisors is also available to the Committee. In 2014, the Committee retained Pay Governance LLC as an independent compensation consultant. All Pay Governance invoices were approved by the Committee’s Chair prior to payment. In its role as an advisor to the Committee, Pay Governance attended three Committee meetings and provided the Committee with objective and expert analyses, independent advice and information with respect to executive and director compensation. Pay Governance does not provide any other consulting services to the Committee or to the Company, other than those dealing with executive compensation and the compensation of non-employee directors. The Committee periodically evaluates the performance and independence of Pay Governance. In 2014, Pay Governance delivered a letter to the Committee that provided full disclosure relating to Pay

Governance LLC’s relationship to the Company, organized by

the SEC’s Consultant Independence Factors and Pay Governance’s Independence Policy. The Committee has determined that there are no business or personal relationships between Pay Governance and the members of the Committee or the Company’s executive officers that may create a conflict of interest impairing Pay Governance’s ability to provide independent objective advice to the Committee.

Pay Governance provides the Committee with, among other things, an analysis of trends and compensation data for general industry, the oil and gas industry and a select group of comparator companies within the oil and gas industry. In 2014 the Committee used two separate peer groups in designing the compensation programs for the Company: the compensation peer group and the TSR peer group. The compensation peer group was originally established in 2013 for the review of NEO total compensation. The peer group included integrated, complex domestic, onshore and offshore deep-water and international E&P operations. In February 2014, the Committee approved a new peer group, where two of the original peers were removed due to size. Four companies were added and include companies in which the Company competes for financial and business objectives and opportunities, specifically onshore operations. These companies were utilized as TSR peers in 2014. The Committee intended to utilize these same peers for future compensation decisions, however a December review of compensation revealed that a subset of the group was more indicative of the complex organizations and employees’ skill sets that are required for the global roles for which Murphy recruits.

2014 Compensation and TSR Peers
Company Name	2014 Compensation Peer	2014 TSR Peer	December 2014 Approved Peers
Anadarko Petroleum	X	X	X
Apache	X	X	X
Cabot Oil & Gas		X
Chesapeake Energy	X	X	X
Cimarex Energy		X
ConocoPhillips	X	X	X
Denbury Resources	X
Devon Energy	X	X	X
EOG Resources	X	X	X
Hess	X	X	X
Marathon Oil Corporation	X	X	X
Newfield Exploration	X
Noble Energy	X	X	X
Occidental Petroleum	X
Pioneer Natural Resources	X	X	X
Range Resources		X
Southwestern Energy	X	X
Whiting Petroleum		X

Murphy Oil Corporation	19

Compensation Discussion and Analysis (continued)

In addition to comparator company information, the Committee uses Mercer Human Resource Consulting Energy 27 survey information to determine competitive market pay levels for the NEOs. The Committee also reviews a special analysis of the competitive pay levels of the Company’s compensation peer group in establishing pay levels for the CEO and NEOs.

The Committee generally takes action on compensation matters, including the grant of long-term incentive awards, at its meeting held in conjunction with the February Board meeting. The exercise price of stock options is based on the average of the high and the low market price for the Company’s shares on the date of grant. At this meeting the Committee also considers adjustments to NEO base salary, annual incentive bonus and grants of long term incentive awards. The Committee also meets at other times during the year as necessary and, in 2014, met four times. A copy of the Committee’s charter can be found on the Company’s Web site, www.murphyoilcorp.com/about/governance/default.aspx.

GUIDING PRINCIPLES

The Committee bases its executive compensation decisions on principles designed to align the interests of executives with those of stockholders. The Committee intends compensation to provide a direct link with the Company’s objectives, business strategies and financial results. In order to motivate, attract and retain key executives who are critical to its long-term success, the Company believes that its pay package should be competitive with others in the oil and gas industry. In addition, the Company believes that executives should be rewarded for both the short-term and long-term success of the Company and, conversely, be subject to a degree of downside risk in the event that the Company does not achieve its performance objectives. In order to promote the long-term, as well as short-term interests of the Company, and to more closely align the interests of its key employees to those of its stockholders, the Company uses a mix of short-term and long-term incentives in its compensation packages. Individuals in primary positions to influence the growth of stockholder wealth have larger portions of their total compensation delivered in the form of equity-based long-term incentives. To this end, executives have a compensation package which includes a base salary, participation in a cash-based annual incentive plan, participation in an equity-based long-term incentive plan and certain other compensation, including customary benefits as discussed in Section D of Elements of Compensation below. In addition, the compensation package for the CEO includes limited personal use of Company aircraft. The Company believes that this combination of base salary, short-term incentives, long-term incentives and other employee benefits provides the best balance between the need for the Company to provide executive compensation which is competitive in the marketplace and therefore necessary for recruiting and retention, and the desire to have management’s interests, motivations and prosperity aligned with the interests of the Company’s stockholders.

The Company had no employment agreements with the NEOs in effect in 2014. In connection with his appointment to President and CEO, Mr. Jenkins has a Severance Protection Agreement dated August 7, 2013. The Company had no other severance protection, change in control or termination agreements with the NEOs in effect in 2014. Under the terms of the Company’s incentive plans, in the event of a change in control, each NEO would retain his “earned” compensation and all outstanding equity awards held by each NEO would vest, become immediately exercisable or payable, or have all restrictions lifted as may apply to the type of the award. Entry into employment or other agreements with the NEOs may be considered from time to time.

At the Company’s annual meeting of stockholders held on May 14, 2014, the Company’s stockholders had the opportunity to cast an advisory vote (a “say-on-pay” proposal) to approve the compensation of the NEOs, as disclosed in the proxy statement for the meeting. Stockholders approved the say-on-pay proposal by the affirmative vote of over 97% of the shares cast on that proposal. While the Committee believes this affirms stockholders’ support of the Company’s approach during 2013 to executive compensation, and therefore did not materially change the overall approach to executive compensation in 2014, the Committee will continue to consider the outcome of the Company’s say-on-pay votes when making future compensation decisions for the NEOs.

At the 2011 annual meeting, the Company’s stockholders had the opportunity to cast an advisory vote (a “say-on-frequency” proposal) on how often the Company should include a say-on-pay proposal in its proxy statements for future annual meetings. Stockholders had the choice of voting to have the say-on-pay vote every year, every two years or every three years. The frequency receiving the highest number of votes was every year. In accordance with this vote, the Board decided to hold the say-on-pay advisory vote every year.

The Committee generally seeks to structure executive compensation in a tax efficient manner. The 2012 Annual Incentive Plan and the 2012 Long Term Incentive Plan are intended to provide performance-based compensation that is deductible under Section 162(m) of the Internal Revenue Code. The Committee has not elected to adopt a policy requiring all compensation to be tax deductible to maintain flexibility in structuring executive compensation to attract highly qualified executive talent and to further our business goals and compensation philosophy.

20	Murphy Oil Corporation

Compensation Discussion and Analysis (continued)

RISK EVALUATION

In order to monitor the risk associated with executive compensation, in December 2014, the Committee reviewed a report from Pay Governance assessing the risks arising from the Company’s compensation policies and practices. The Committee agreed with the report’s findings that these risks were within the Committee’s ability to effectively monitor and manage and the programs do not encourage unnecessary or excessive risk-taking and do not create risks that are reasonably likely to have a material adverse effect on the Company.

ELEMENTS OF COMPENSATION

The Company’s executive compensation program includes a base salary, participation in an annual incentive plan, long-term incentive compensation, employee benefits and limited perquisites. The Committee believes that a majority of an executive officer’s total direct compensation opportunity should be performance-based. The Committee determines an executive’s total direct compensation opportunity based on compensation peer company information and survey data provided by Pay Governance to ensure the program is competitive with the compensation peer group in order to attract and retain talented executives.

The elements of the Company’s executive compensation program are outlined below.

A.    Base Salary

The objectives of the base salary component of compensation include:

1)	to provide a fixed level of compensation to reward the executive for day-to-day execution of primary duties and responsibilities;

2)	to assist the Company in the attraction and retention of a highly skilled competitive team by paying base salaries competitive with those paid by the Company’s compensation peer group; and

3)	to provide a foundation level of compensation upon which incentive opportunities can be added to provide the motivation to deliver superior performance.

The Company targets the median (“50th percentile”) of competitive market pay levels for the base salary of the NEOs. The Company targets the 50th percentile because it believes that it allows the organization to recruit, attract, and retain qualified management talent having the requisite skills and competencies to manage the Company and to deliver additional value for stockholders. In practice, some executives are paid above or below the 50th percentile because of their individual job performance, time in the position, and/or tenure with the Company, and in some cases, potential for advancement. Executives’ salaries are ultimately determined based on the market pay levels, as well as a combination of experience, duties and responsibilities, individual performance, Company performance, general economic conditions and marketplace compensation trends. The Committee made adjustments to the base salaries of its Named Executive Officers in 2014 as follows:

Named Executive Officer	2013 Base Salary	2014 Base Salary	Adjustment for 2014
Roger W. Jenkins	$1,250,000	$1,300,000	4%
Kevin G. Fitzgerald	$650,000	$676,000	4%
Walter K. Compton	$506,300	$541,000	7%
Bill H. Stobaugh	$528,200	$543,000	3%
K. Todd Montgomery	N/A	$335,000	N/A
*	Mr. Compton was elected to the position of Executive Vice President and General Counsel on February 5, 2014 effective February 1, 2014. Mr. Montgomery joined the Company on January 20, 2014.

B.    Annual Incentive Plan

The objectives of the Company’s annual incentive program are:

1)	to provide cash-based incentive compensation to those officers, executives, and key employees who contribute significantly to the growth and success of the Company;

2)	to attract and retain individuals of outstanding ability;

3)	to align the interests of those who hold positions of major responsibility in the Company with the interests of the Company’s stockholders; and

4)	to promote excellent operational performance by rewarding executives when they achieve it.

The Committee targets the median of competitive market pay levels for its annual target incentive compensation because the Committee believes it allows the Company to retain and motivate its executives. Executives have the opportunity to be compensated above the median of market pay levels when the Company has above market performance based on established performance measures. In February 2014, the Committee reviewed an analysis of the top executives prepared by Pay Governance and approved adjustments, where necessary, to bring target bonus percentages in line with the market. For 2014, the target bonus percentages of the Company’s NEOs fall at the median of the competitive market.

The Company’s current cash-based annual incentive plan, the 2012 Annual Incentive Plan (the “2012 Plan”), was approved by stockholders at the 2012 annual meeting. Amounts earned under the 2012 Plan are intended to qualify as tax-deductible

Murphy Oil Corporation	21

Compensation Discussion and Analysis (continued)

“performance-based” compensation under Section 162(m) of the Internal Revenue Code (the “Code”). The 2012 Plan provides the Committee with a list of performance criteria to be used for determination of performance-based awards.

For 2014, the performance criteria included a mixture of a safety performance metrics, ROACE, and operating metrics designed to work across the Company.

2014 Performance Criteria
Safety: Total Recordable Incident Rate	The health and safety of the Company’s employees and contractors is important to the Company. Inclusion of safety as a metric is a reminder that it is a priority of the Company to return both employees and contractors home safely after each work assignment.
Financial: ROACE	This financial goal shows profitability compared to capital investments made. It is calculated as earnings before interest and taxes divided by average total assets—average current liabilities.
Operational: Reserves Replacement Production (BOEPD)	The primary business objectives for an exploration and production company are to find oil and gas reserves at a competitive cost while generating economic value for its stockholders and assuring that reserves are prudently converted into production and ultimately cash flow. Including specific operational goals on reserve additions (excluding price revisions, acquisitions and divestitures) and production volumes provides a direct line of sight for the Company’s employees of their impact in the Company’s operational success.

With respect to the NEOs, the following table summarizes the performance metrics, respective weighting of performance metrics and weighted performance scores based on actual performance, used in determining their respective annual incentive awards. Due to the recent lowering of oil prices, actual results were adjusted by the Committee to exclude the impact of the sell down of the Company’s Malaysian assets, which would have resulted in a larger earned payout.

Metric	Threshold	Target	Maximum	Actual Results	Payout Achieved	Weighting	Payout Earned
Total Recordable Incident Rate	1.4	0.7	0.0	0.48	164.29%	10.0%	16.43%
ROACE	6.2%	7.5%	10.5%	6.71%	86.83%	30.0%	26.05%
Reserves Replacement	120.0%	150.0%	200.0%	237.0%	250.00%	30.0%	75.00%
Production (BOEPD)	209,560	232,845	279,414	221,315	94.05%	30.0%	28.22%
Total							145.70%

When establishing the target ROACE percentage, the Committee considered (i) the rate of return on risk-free investments (Treasury Bills), (ii) a risk premium reflecting the increased risk and return related to investment in equities, (iii) the cost of long-term debt, as measured by the Company’s annual interest expense on long-term debt and (iv) general industry conditions. The targets for other operating metrics were primarily based on historical data, budgets and forecasts. Under the terms of the 2012 Plan, achievement of 100% of the target rate results in the payment of 100% of individual target awards. For NEOs, achievement of the minimum of the performance range results in the payment of 62.5% of individual target awards and achievement of the maximum results in the payment of 250% of individual target awards, in each case subject to a discretionary downward adjustment by the Committee of up to 40%. Upward adjustments are not permitted for NEOs and no awards are payable if performance falls below the minimum. The Committee takes into account the relationship between the awards to the NEOs and other executives and reduced earned awards for the NEOs from 12%-20% as shown below.

Named Executive Officer	2014 Base Salary Earnings	Target Bonus as a Percentage of Base Salary Earnings*	Earned Award (at 145.70% of Target)	Negative Discretion	Actual Amount Awarded
Roger W. Jenkins	$1,295,833	135%	$2,548,839	-14%	$2,200,000
Kevin G. Fitzgerald	$673,833	85%	$834,509	-12%	$734,305
Walter K. Compton	$538,108	65%*	$506,542	-20%	$405,199
Bill H. Stobaugh	$541,767	85%	$670,951	-20%	$536,715
K. Todd Montgomery	$319,967	50%	$233,096	-20%	$186,461
*	In connection with his election to Executive Vice President and General Counsel, the bonus target for Mr. Compton was increased from 60% to 65% effective February 1, 2014.

22	Murphy Oil Corporation

Compensation Discussion and Analysis (continued)

C.    Long-term Incentive Compensation

The objectives of the Company’s long-term incentive program include:

1)	to align executives’ interests with the interests of stockholders;

2)	to reinforce the critical objective of building stockholder value over the long term;

3)	to assist in the long-term attraction, motivation, and retention of an outstanding management team;

4)	to complement the short-term performance metrics of the 2012 Plan; and

5)	to focus management attention upon the execution of the long-term business strategy of the Company.

Long-term incentive compensation for 2014 included the grant of stock options, time-based restricted stock units, phantom stock units and performance-based restricted stock units under the Company’s 2012 Long-Term Incentive Plan (the “2012 LTI Plan”). Stock options are designed to align the interests of executives with the performance of the Company over long-term. The exercise or grant price of fixed-priced stock options equals the average of the high and the low of the Company’s common stock on the date of the grant. Fixed-price stock options are inherently performance-based because option holders realize no economic benefit unless the Company’s stock price increases in value subsequent to the grant date. This aligns the optionees’ interests with that of stockholders. The vesting of performance-based restricted stock units is based upon the Company’s TSR relative to the TSR of the TSR peer group (as described above).

On February 4, 2014, the Committee granted equity awards pursuant to the 2012 LTI Plan to each of the NEOs at that time. The value was split 50% in performance-based restricted stock units, 25% in stock options and 25% in time-

based restricted stock units on an expected value basis. The Committee believes these awards are effective and appropriate methods of equity compensation. Stock options are particularly effective at aligning the interests of management and stockholders, but results can be skewed by movements in the stock market as a whole. Conversely, performance unit awards’ value is largely based on the Company’s performance relative to that of its peers, but does not necessarily equate with shareholder return.

On February 4, 2014, the Committee granted phantom stock units to Mr. Montgomery as a retention tool pursuant to the 2012 LTI Plan which will vest on February 4, 2017, and pay out as soon as practicable thereafter. They will be forfeited if Mr. Montgomery leaves the Company prior to this date.

The Company generally targets the median of competitive market pay levels for the annual grant value of long-term incentive compensation. When determining the size of the equity-based awards to the executives and the total number of shares available for equity-based award grants for all management employees for the fiscal year, the Committee considers survey data provided by the Committee’s compensation consultant, internal equity, and individual performance, as well as the proportion of the total shares outstanding used for annual equity-based award grants and the potential dilution to the Company’s stockholders. In 2014, the Company made long-term incentive grants to the NEOs using grant guidelines developed from competitive data provided by the Committee’s independent compensation consultant. These grant guidelines, which were developed by the Committee’s independent consultant from the Mercer Human Resource Consulting Energy 27 Survey and were constructed around the 50th percentile (median) competitive data. Total grants to all 2012 LTI Plan participants made in 2014 equaled .80% of the Company’s issued and outstanding shares. NEO grants were as follows:

Named Executive Officer	Number of Stock Options	Number of Time-Based Restricted Stock Units	Number of Performance- Based Restricted Stock Units	Number of Phantom Units of Company Stock
Roger W. Jenkins	120,000	36,000	72,000	N/A
Kevin G. Fitzgerald	30,000	9,000	18,000	N/A
Walter K. Compton	23,000	7,000	14,000	N/A
Bill H. Stobaugh	17,000	5,000	10,000	N/A
K. Todd Montgomery	11,000	3,000	7,000	15,000

The Company has never engaged in the process of backdating stock options and does not intend to do so in the future. The exercise price for all stock options is equal to the fair market value (average of daily high and low) on the date of the grant.

Beginning in 2006, the Company’s stock option award form provides for payment of the aggregate exercise price to be automatically net settled in stock, which reduces dilution. Thus upon exercise, shares having an aggregate fair market value equal to both the exercise price and the amount of

Murphy Oil Corporation	23

Compensation Discussion and Analysis (continued)

statutory minimum withholding taxes are withheld by the Company, and only net shares are delivered to the holder of the option. The Company’s stock options, all of which are non-qualified, vest in two equal installments on the second and third anniversaries of the grant date, and unless otherwise forfeited or exercised, expire seven years from the date of the grant.

Time-based restricted stock units awarded in 2014 vest on the third anniversary of the grant date. Dividend equivalents are accumulated during the performance period and pay out only if the underlying units vest and are earned. Holders of time-based restricted stock units do not have any voting rights.

Performance-based restricted stock units awarded in 2014 will be eligible to vest in three years based on how the Company’s TSR compares to the TSR of an index of the comparator group of energy companies (identified above). The 2014 performance unit awards contain four equally weighted measurement periods: year 1; year 2; year 3; and years 1-3 combined. Achievement of the 50th percentile TSR of the TSR peer group is required for vesting and payment of 100% of the target performance-based restricted stock units awarded, achievement of the 90th percentile TSR of the TSR peer group is required for vesting and payment of 150% of the target performance-based restricted stock units awarded, achievement of the 25th percentile TSR of the TSR peer group is required for the vesting and payment of 50% of the target performance-based restricted stock units awarded. A prorated percentage of performance-based restricted stock units can vest and be paid for performance between the 25th and 90th TSR percentiles. No payment is made for achievement below the 25th percentile TSR of the TSR peer group. Dividend equivalents are accumulated during the performance period and pay out only if the underlying units vest and are earned. Holders of performance-based restricted stock units do not have any voting rights.

Fixed-price stock options and performance-based restricted stock units granted under the 2012 LTI Plan are intended to qualify as tax-deductible “performance-based” compensation under Section 162(m) of the Code. Time-based restricted stock units, which are time-based awards, do not quality as performance-based compensation pursuant to Section 162(m). As noted above, the Committee currently uses three principal forms of long-term incentive compensation: fixed-price stock options, time-based restricted stock units and performance-based restricted stock units. While the Committee expects to continue to use these same three principal forms of equity-based incentives going forward, it is possible that the Committee may adopt a different long-term incentive compensation strategy in future years in response to changes in the competitive marketplace, regulatory actions, and/or changes to business strategy. In order to provide for flexibility going forward, the 2012 LTI Plan provides possible alternative long-term equity incentive vehicles in addition to stock options and restricted stock units, including stock appreciation rights, performance shares, phantom units, dividend equivalents, and other stock-based incentives. The 2012 LTI Plan includes a list of other performance criteria that could be used for determination of performance-based awards.

As of December 31, 2013, the number of shares available for future grants of Full Value Awards under the 2012 LTIP was 4,237,843. During 2014, the Company granted 1,470,600. Accordingly, as of December 31, 2014, the number of shares available for future grants of Full Value Awards under the 2012 LTIP is 2,767,243.

D.    Employee Benefits and Perquisites

The objectives of the Company’s employee benefits and perquisites program are:

1)	to provide an employee benefit package with the same level of benefits provided to all Company employees which is competitive within the Company’s industry sector;

2)	to offer executives indirect compensation which is efficient and supplemental to their direct compensation to assist with retirement, health, and welfare needs for individuals and their families; and

3)	to provide only limited benefits to selected executives as required.

The Company’s executives are provided usual and customary employee benefits available to all employees. These include thrift savings (401(k)), life insurance, accidental death and dismemberment insurance, medical/dental insurance, vision insurance, long-term disability insurance, and a Company-sponsored pension plan. Effective with the spin-off of Murphy’s former U.S. retail marketing operation, Murphy USA Inc. (MUSA) on August 30, 2013, significant modifications were made to the U.S. defined benefit pension plan. Certain Company employees’ benefits under the U.S. plan were frozen at that time. No further benefit service will accrue for the affected employees; however, the plan will recognize future earnings after the spin-off. In addition, all previously unvested benefits became fully vested at the spin-off date. For those affected active employees of the Company, additional U.S. retirement plan benefits will accrue in future periods under a cash balance formula. Mr. Montgomery was hired in 2014 and accrues benefits under a cash balance formula. The NEOs are excluded from the Company’s Employee Stock Purchase Plan (the “ESPP”) because they are eligible for long-term stock incentives and the ESPP was established as a vehicle for employees to acquire stock.

24	Murphy Oil Corporation

Compensation Discussion and Analysis (continued)

Tax regulations adversely affect certain highly compensated employees by restricting their full participation in qualified pension and defined contribution (thrift) plans. In an effort to provide the same level of retirement benefit opportunity for all employees, the Company maintains the SERP. The purpose of the SERP is to restore pension plan and thrift plan benefits which are not payable under such plans because of certain specified benefit and compensation limitations under tax regulations. The benefit to the Company of this arrangement is the retention and long-term service of employees who are otherwise unprotected by employment contracts. Other than the SERP, the Company does not offer a deferred compensation alternative to the NEOs.

The Committee allows a maximum of 50 flight hours in the continental United States on Company aircraft by Mr. Jenkins as part of his total compensation package. In 2014, Mr. Jenkins’ 47 hours had an aggregate incremental cost to the Company of $173,613, as reported in the 2014 Summary Compensation Table. The Standard Industry Fare Level rate was used to determine the income reportable to Mr. Jenkins for these trips, and the Company has not provided any tax gross-up or other tax assistance with respect to the income recognized for use of the Company aircraft.

Murphy Oil Corporation	25

Compensation Discussion and Analysis (continued)

EXECUTIVE COMPENSATION COMMITTEE REPORT

The Executive Compensation Committee has reviewed and discussed with management the foregoing Compensation Discussion and Analysis. Based on the review and discussions, the Executive Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the Company’s Proxy Statement.

EXECUTIVE COMPENSATION COMMITTEE

Neal E. Schmale (Chair)

T. Jay Collins

Walentin Mirosh

Jeffrey W. Nolan

26	Murphy Oil Corporation

Executive Compensation

Tabular Information for Named Executive Officers

Further information with respect to the individuals who served as the Company’s Principal Executive Officer, Principal Financial Officer and the three other most highly compensated executive officers serving at the end of the last completed fiscal year is set forth in the following tables:

2014 SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)(1)	Option Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)(3)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)(4)	Total ($)
Roger W. Jenkins	2014	1,295,833	—	5,284,440	1,540,800	2,200,000	2,204,998	252,497	12,778,568
President and Chief Executive Officer	2013	1,064,583	—	3,088,776	3,623,725	1,900,000	334,320	133,483	10,144,887
	2012	739,145	—	2,074,275	1,808,100	895,331	705,834	43,507	6,266,192

Kevin G. Fitzgerald	2014	673,833	—	1,321,110	385,200	734,305	2,854,480	41,564	6,010,492
Executive Vice President and Chief Financial Officer	2013	646,390	—	1,048,320	1,201,560	950,143	310,234	39,623	4,196,270
	2012	600,010	—	2,862,300	798,300	566,301	1,690,234	36,841	6,553,986

Walter K. Compton(5)	2014	538,108	—	1,027,530	295,320	405,199	1,401,045	33,421	3,700,623
Executive Vice President and General Counsel	2013	—	—	—	—	—	—	—	—
	2012	—	—	—	—	—	—	—	—

Bill H. Stobaugh	2014	541,767	—	733,953	218,280	536,715	1,151,936	33,640	3,216,291
Executive Vice President	2013	527,331	—	534,144	616,590	710,540	248,961	32,480	2,670,046
	2012	509,986	—	1,185,300	798,300	414,008	942,024	31,439	3,881,057

K. Todd Montgomery(6)	2014	319,967	—	1,321,125	141,240	186,461	—	19,559	1,988,352
Vice President	2013	—	—	—	—	—	—	—	—
	2012	—	—	—	—	—	—	—	—
(1)	The restricted stock unit awards are shown at grant date fair value as computed in accordance with FASB ASC Topic 718, excluding forfeiture estimates, as more fully described in Note I to the consolidated financial statements included in the 2014 Form 10-K report. Restricted stock unit awards are subject to performance-based conditions and are forfeited if grantee’s employment terminates for any reason other than retirement, death or full disability. The restricted stock unit awards vest three years from the date of grant if performance conditions are met. There is no assurance that the value realized by the executive will be at or near the value included herein.
(2)	The stock option awards are shown at grant date fair value as computed in accordance with FASB ASC Topic 718, excluding forfeiture estimates, as more fully described in Note I to the consolidated financial statements included in the 2014 Form 10-K report. Options granted generally vest in two equal installments on the second and third anniversaries of the grant date. The options are exercisable for a period of seven years from the date of grant. The actual value, if any, an executive may realize will depend on the excess of the stock price over the exercise price on the date the option is exercised. There is no assurance that the value realized by the executive will be at or near the value included herein.
(3)	Non-Equity Incentives were awarded and paid after the end of the year in which they are reported. Because these payments related to services rendered in the year prior to payment, the Company reported these incentives as a component of compensation expense in the year for which the award was earned.
(4)	The total amounts shown in this column for 2014 consist of the following:
Mr. Jenkins $77,750—Company contributions to defined contribution plans; $173,613—Company plane usage based on aggregate incremental cost to the Company. The aggregate incremental cost to the Company is calculated by multiplying, for each trip, the statutory miles for each trip times the 12-month average direct cost per statutory mile for the airplane used. The direct costs utilized in the calculation include: travel expenses for the aviation crew, communications expenses, landing fees, fuel and lubrication, contract maintenance and repairs, and the provision allocated for the overhaul of the engines; $1,134—Benefit attributable to Company-provided term life insurance policy.
Mr. Fitzgerald: $40,430—Company contributions to defined contribution plans; $1,134—Benefit attributable to Company-provided term life insurance policy.
Mr. Compton: $32,287—Company contributions to defined contribution plans; $1,134—Benefit attributable to Company-provided term life insurance policy
Mr. Stobaugh: $32,506—Company contributions to defined contribution plans; $1,134—Benefit attributable to Company-provided term life insurance policy.
Mr. Montgomery: $18,425—Company contributions to defined contribution plans; $1,134—Benefit attributable to Company-provided term life insurance policy.
(5)	Mr. Compton was not a Named Executive Officer in 2013 and 2012.
(6)	Mr. Montgomery was not a Named Executive Officer in 2013 and 2012.

Murphy Oil Corporation	27

Executive Compensation (continued)

2014 GRANTS OF PLAN-BASED AWARDS TABLE

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Roger W. Jenkins	02/04/14				72,000	108,000	144,000
		1,093,359	1,749,375	4,373,438
Kevin G. Fitzgerald	02/04/14				18,000	27,000	36,000
		357,974	572,758	1,431,896
Walter K. Compton	02/04/14				14,000	21,000	28,000
		217,288	347,661	869,152
Bill H. Stobaugh	02/04/14				10,000	15,000	20,000
		287,814	460,502	1,151,254
K. Todd Montgomery	02/04/14				21,500	25,000	28,500
		99,990	159,984	399,959

Name	Grant Date	All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)(1)	Exercise or Base Price of Option Awards ($/Sh)	Closing Price on Grant Date ($/Sh)(1)	Grant Date Fair Value of Stock and Option Awards ($)
Roger W. Jenkins	02/04/14		120,000	55.82	55.68	1,540,800
	02/04/14	108,000				5,284,440
Kevin G. Fitzgerald	02/04/14		30,000	55.82	55.68	385,200
	02/04/14	27,000				1,321,110
Walter K. Compton	02/04/14		23,000	55.82	55.68	295,320
	02/04/14	21,000				1,027,532
Bill H. Stobaugh	02/04/14		17,000	55.82	55.68	218,280
	02/04/14	15,000				733,950
K. Todd Montgomery	02/04/14		11,000	55.82	55.68	141,240
	02/04/14	10,000				485,925
	02/04/14	15,000				835,200
(1)	The exercise price of options is determined using the average of the high and low of the stock price on the date of grant.

28	Murphy Oil Corporation

Executive Compensation (continued)

2014 OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END TABLE

Name	Number of Securities Underlying Unexercised Exercisable Options (#)(1)	Number of Securities Underlying Unexercised Unexercisable Options (#)(1)	Option Exercise Price ($)	Option Expiration Date
Roger W. Jenkins	27,675		63.4553	2/5/2015
	71,955		58.8392	2/1/2018
	35,977	35,978	51.6305	1/31/2019
	27,675	27,675	39.0244	6/20/2019
		129,519	54.2141	2/5/2020
		96,785	62.9765	8/7/2020
		120,000	55.8200	2/4/2021
Kevin G. Fitzgerald	33,210		63.4553	2/5/2015
	33,210		37.4435	2/3/2016
	44,280		45.4788	2/2/2017
	49,815		58.8392	2/1/2018
	24,907	24,908	51.6305	1/31/2019
		84,132	54.2141	2/5/2020
		30,000	55.8200	2/4/2021
Walter K. Compton	16,605		63.4553	2/5/2015
	19,373		37.4435	2/3/2016
	22,140		45.4788	2/2/2017
	27,675		58.8392	2/1/2018
	16,605	16,605	51.6305	1/31/2019
		47,048	54.2141	2/5/2020
		23,000	55.8200	2/4/2021
Bill H. Stobaugh	27,675		63.4553	2/5/2015
	44,820		58.8392	2/1/2018
	24,907	24,908	51.6305	1/31/2019
		43,173	54.2141	2/5/2020
		17,000	55.8200	2/4/2021
K. Todd Montgomery		11,000	55.8200	2/4/2021

	Stock Awards
Name	Number of Shares or Units of Stocks That Have Not Vested (#)(2)	Market Value of Shares or Units of Stocks That Have Not Vested ($)(3)(4)(5)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(2)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares Units or Other Rights That Have Not Vested ($)(3)(4)(5)
Roger W. Jenkins	55,742	2,816,127	118,772	6,000,387
Kevin G. Fitzgerald	17,851	901,854	33,970	1,716,177
Walter K. Compton	11,257	568,718	23,551	1,189,818
Bill H. Stobaugh	9,392	474,495	18,298	924,424
K. Todd Montgomery	2,345	118,497	7,977	403,034
(1)	Generally, stock options are 50% vested after two years and 100% after three years.
(2)	Includes accrued in-kind dividend equivalents on performance-based restricted stock units.
(3)	Performance-based restricted stock units vest if the Company achieves specific performance objectives at the end of the three-year performance period.
(4)	Time-based restricted stock units vest on the third anniversary of the date of grant.
(5)	Value was determined based on a December 31, 2014 closing stock price of $50.52 per share.

Murphy Oil Corporation	29

Executive Compensation (continued)

2014 OPTION EXERCISES AND STOCK VESTED TABLE

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(2)
Roger W. Jenkins	—	—	24,267	1,225,969
Kevin G. Fitzgerald	—	—	14.527	733,904
Walter K. Compton	7,057	79,918	8,562	432,552
Bill H. Stobaugh	38,745	742,594	15,130	764,368
K. Todd Montgomery	—	—	—	—
(1)	The value shown reflects the difference between the market price on the date of exercise and the exercise price of the option.
(2)	Value based on 2012 performance-based restricted stock unit award vesting date as of December 31, 2014 at $50.52 per share. Payment of net shares was settled on February 3, 2015 pursuant to the terms of the award. The price on award date was $49.65 per share (average high and low price). Values as of the date of receipt were as follows: Mr. Jenkins—$1,204,857, Mr. Fitzgerald—$721,266, Mr. Compton—$425,103 and Mr. Stobaugh—$751,205.

2014 PENSION BENEFITS TABLE

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($)	Payments During Last Fiscal Year ($)
Roger W. Jenkins	Retirement Plan of Murphy Oil Corporation	13.21	488,096	—
	Murphy Oil Corporation Supplemental Executive Retirement Plan	13.21	4,073,202	—
Kevin G. Fitzgerald	Retirement Plan of Murphy Oil Corporation	31.62	1,587,208	—
	Murphy Oil Corporation Supplemental Executive Retirement Plan	31.62	7,672,940	—
Walter K. Compton	Retirement Plan of Murphy Oil Corporation	27.00	996,711	—
	Murphy Oil Corporation Supplemental Executive Retirement Plan	27.00	3,148,257	—
Bill H. Stobaugh	Retirement Plan of Murphy Oil Corporation	19.58	983,211	—
	Murphy Oil Corporation Supplemental Executive Retirement Plan	19.58	3,671,716	—
K. Todd Montgomery(1)	Retirement Plan of Murphy Oil Corporation	—	—	—
	Murphy Oil Corporation Supplemental Executive Retirement Plan	—	—	—

The purpose of the Retirement Plan of Murphy Oil Corporation, a tax-qualified defined benefit retirement plan, is to provide retirement and incidental benefits for all employees who complete a period of faithful service. The purpose of the Supplemental Executive Retirement Plan (SERP) is to restore defined benefit and defined contribution benefits which cannot be paid because of certain specified benefit and compensation limitations under the tax-qualified retirement plan. The pension formula used to calculate benefits is: 1.6% times final average pay (FAP) times years of benefit service minus 1.5% times primary social security benefit times years of benefit service (to a maximum of 33 1/3 years).

The FAP used in calculating benefits under the plans is the average cash compensation (salary and annual incentive bonus) over the highest paid 36-month period during the employee’s last ten years of employment. An employee begins participating in the plan after one year of service, with 60 months of vesting service required to receive a benefit.

Distribution elections for the qualified plan are made upon retirement. Benefits shown are computed on a single life annuity basis and are subject to a deduction for social security amounts. The pension benefits shown neither reflect any reductions in retirement benefits that would result from the selection of one of the plan’s various available survivorship options nor the actuarial reductions required by the plan for retirement earlier than age 62. For this purpose, Mr. Jenkins’ average compensation was $2,162,376; Mr. Fitzgerald’s $1,392,144; Mr. Compton’s $989,747; and Mr. Stobaugh’s $1,104,388.

The estimated credited years of service used are as indicated in the table.

Effective with the spin-off of Murphy’s former U.S. retail marketing operation, Murphy USA Inc. (MUSA), on August 30, 2013, significant modifications were made to the U.S. defined benefit pension plan. Certain Murphy employees’

30	Murphy Oil Corporation

Executive Compensation (continued)

benefits under the U.S. plan were frozen at that time. No further benefit service will accrue for the affected employees, however, the plan will recognize future earnings after the spin-off. In addition, all previously unvested benefits became fully vested at the spin-off date. For those affected active employees of the Company, additional U.S. retirement plan benefits will accrue in future periods under a cash balance formula. (1)Mr. Montgomery joined the Company after the spin-off of MUSA. No cash balance allocation was made on his behalf during 2014.

The following assumptions were used in determining the present value amounts at December 31, 2014.

•	Discount Rate—4.12%

•	Mortality Table—MRP-2007 (The RP-2014 no-collar annuitant table, adjusted to remove post-2007 projection factors, then projected generationally using the MMP-2007 projection scale as developed by Mercer.

2014 NONQUALIFIED DEFERRED COMPENSATION TABLE

Name	Executive Contributions in Last Fiscal Year ($)(1)	Registrant Contributions in Last Fiscal Year ($)(2)	Aggregate Earnings in Last Fiscal Year ($)(3)	Aggregate Withdrawals/ Distributions ($)		Aggregate Balance at Last Fiscal Year-End ($)
Roger W. Jenkins	86,174	62,150	57,405	—		735,198
Kevin G. Fitzgerald	150,962	24,830	70,278	(8	)(4)	1,368,507
Walter K. Compton	25,556	16,687	17,367	—		325,424
Bill H. Stobaugh	117,946	16,906	(43,132)	—		1,352,085
K. Todd Montgomery	8,518	4,276	64	—		12,858
(1)	The executive contributions in the last fiscal year have been included in the “Salary” column for the Named Executive Officer in the 2014 Summary Compensation Table.
(2)	The registrant contributions in the last fiscal year have been included in “All Other Compensation” column for the Named Executive Officer in the 2014 Summary Compensation Table.
(3)	The unfunded SERP provides the same investment options available under the qualified 401(k) savings plan. The “Aggregate Earnings” column reflects the different investment returns based upon the Named Executive Officer’s investment selection.
(4)	Plan service fee.

The purpose of the Thrift Plan for Employees of Murphy Oil Corporation, a tax-qualified defined contribution retirement plan, is to provide retirement and incidental benefits for all employees who participate in the Plan. The purpose of the Supplemental Executive Retirement Plan (SERP) is to restore defined benefit and defined contribution benefits which cannot be invested because of certain specified benefit and compensation limitations under the tax-qualified Thrift/401(k) Plan. The employees are immediately vested in all employee and Company matching contributions. The Company matching contributions are limited to dollar for dollar on the first 6 percent. All employees are allowed to contribute on a pre-tax basis up to 25 percent of their eligible pay. The table above represents amounts deferred under the SERP for 2014.

Murphy Oil Corporation	31

Executive Compensation (continued)

2014 POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL TABLE

In connection with his appointment to President and CEO in 2013, Mr. Jenkins has a Severance Protection Agreement. The Company has no other employment, change in control or termination agreements with its Named Executive Officers. However, upon a change in control, as defined in the 2012 Long-Term Incentive Plan, all outstanding equity awards granted under such plans shall vest, become immediately exercisable or payable or have all restrictions lifted which apply to the type of award. The Company has no other agreement, contract, plan, or arrangement, whether written or unwritten, that provides for potential payments to Named Executive Officers upon termination or a change in control. Named Executive Officers are specifically excluded from normal severance benefits offered to other employees; however, the Company has, from time-to-time, paid termination benefits to executive-level positions upon an end in service. Decisions by the Company whether to pay termination benefits, and, if so, in what amounts, are determined on a case-by-case basis.

The following table presents estimated amounts that would have been payable to the applicable Named Executive Officer if the described event had occurred on December 31, 2014, the last trading day of the fiscal year:

Name	Category	Normal Termination ($)	Change of Control ($)
Roger W. Jenkins	Severance	—	7,288,096
	Non-equity compensation(1)	2,200,000	2,200,000
	Unvested & Accelerated(2)
	Performance Based Restricted Stock Units	2,243,456	11,130,187
	Time Based Restricted Stock Units	572,671	1,394,327
	Stock Options	—	318,141
	Retirement Plan(3)	—	—

	Total	5,016,127	22,330,751
Kevin G. Fitzgerald	Non-equity compensation(1)	734,305	734,305
	Unvested & Accelerated(2)
	Phantom Units	—	1,515,600
	Performance Based Restricted Stock Units	758,686	2,269,450
	Time Based Restricted Stock Units	143,168	348,582
	Stock Options	—	—
	Retirement Plan(3)	721,767	721,767

	Total	2,357,926	5,589,704
Walter K. Compton	Non-equity compensation(1)	405,199	405,199
	Unvested & Accelerated(2)
	Performance Based Restricted Stock Units	457,360	1,487,424
	Time Based Restricted Stock Units	111,359	271,113
	Stock Options	—	—
	Retirement Plan(3)	—	—

	Total	973,918	2,163,736
Bill H. Stobaugh	Non-equity compensation(1)	536,715	536,715
	Unvested & Accelerated(2)
	Performance Based Restricted Stock Units	394,947	1,205,274
	Time Based Restricted Stock Units	79,549	193,645
	Stock Options	—	—
	Retirement Plan(3)	337,403	337,403

	Total	1,348,614	2,273,037
K. Todd Montgomery	Non-equity compensation(1)	186,461	186,461
	Unvested & Accelerated(2)
	Phantom Units	—	757,800
	Performance Based Restricted Stock Units	70,757	405,352
	Time Based Restricted Stock Units	47,740	116,177
	Stock Options	—	—
	Retirement Plan(3)	—	—

	Total	304,958	1,465,790
(1)	Non-equity compensation is calculated under the terms of the 2012 Annual Incentive Plan.
(2)	In the event of a change of control, all unvested outstanding equity awards shall vest, become immediately exercisable or payable or have all restrictions lifted as

32	Murphy Oil Corporation

Executive Compensation (continued)

may apply to the type of the award. This amount includes the incremental value of the current unvested outstanding awards. In the event of a termination, the exercise period for stock options is reduced to the lesser of the expiration date of the award or two years from date of termination.
(3)	Named Executive Officers may receive benefits under the Company’s defined benefit pension plan upon retirement, depending date of hire, age and years of service at termination. The Pension Benefits Table reports the present value of each Named Executive Officer’s accumulated benefit at December 31, 2014 unadjusted for retirement earlier than age 62, and such benefits are not accelerated or otherwise enhanced in connection with any termination scenario. Mr. Fitzgerald and Mr. Stobaugh would have been eligible to receive retirement benefits following a termination of employment by reason of retirement on December 31, 2014. Monthly pension benefits are payable in one of the following options: 50% Joint and Survivor; 75% Joint and Survivor; 100% Joint and Survivor; and 10 Years Certain. For purposes of this table, the annual payment of the monthly pension benefits is shown.

EQUITY COMPENSATION PLAN INFORMATION

The following table provides information about the securities authorized for issuance under the Company’s equity compensation plans as of December 31, 2014:

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights(1)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in the first column)(2)
Equity compensation plans approved by stockholders	5,602,250	$57.95	6,214,075
(1)	Amounts in this column do not take into account outstanding restricted stock units.
(2)	Number of shares available for issuance includes 5,480,949 available shares under the 2012 Long-Term Incentive Plan, plus 452,924 available shares under the 2013 Stock Plan for Non-Employee Directors and 280,202 available shares under the Employee Stock Purchase Plan. Assumes each restricted stock unit is equivalent to one share.

Murphy Oil Corporation	33

Audit Committee Report

In connection with the Company’s December 31, 2014 consolidated financial statements, the Audit Committee reviewed and discussed the audited financial statements with management and the specific disclosures contained in the Company’s Form 10-K, including “Management’s Discussion and Analysis of Financial Condition and Results of Operations”, discussed with KPMG LLP the matters required by Statement on Auditing Standards No. 61 and independence standards, and considered the compatibility of non-audit services with KPMG LLP’s independence. The Audit Committee also reviewed independence disclosures from KPMG LLP as required under applicable standards regarding such independent accountant’s communications with the Audit Committee concerning independence and has discussed the independence with the accountant. The Committee met seven times during 2014. Fees for services provided by the Company’s principal independent registered public accounting firm, KPMG LLP, for the years ended December 31, 2014 and 2013 are as follows:

	2014	2013
Audit fees	$3,069,857	$3,320,390
Audit-related fees(1)	63,231	1,019,189
Audit and audit-related fees	3,133,088	4,339,579
Tax fees(2)	82,524	192,176
All other fees	1,650	2,589
Total fees	$3,217,262	$4,534,344
(1)	Audit-related fees consisted principally of fees for audits of financial statements associated with separation of the U.S. downstream subsidiary and the intended sale of the U.K. downstream business, plus reviews of registration statements filed with the U.S. Securities and Exchange Commission, audits of financial statements for foreign employee benefit plans, and assurance reports required by U.K. government agencies.
(2)	Tax fees consisted of services for income tax consultation and tax compliance services.

Based on these reviews and discussions, the Audit Committee recommended to the Board that the Company’s audited consolidated financial statements be included in its Annual Report on Form 10-K for the year ended December 31, 2014.

AUDIT COMMITTEE

R. Madison Murphy (Chairman)

Frank W. Blue

James V. Kelley

Neal E. Schmale

34	Murphy Oil Corporation

Proposal 3—Approval of Appointment of Independent Registered Public Accounting Firm

The Board desires that the stockholders indicate their approval or disapproval of the Audit Committee’s action in appointing KPMG LLP the Company’s independent registered public accounting firm for the fiscal year 2015. KPMG LLP has been serving the Company and its subsidiaries in this role for many years. KPMG LLP has advised the Company that its members have no direct or indirect financial interest in the Company or any of its subsidiaries. Members of KPMG LLP are expected to be present at the Annual Meeting of Stockholders for the purpose of responding to inquiries by stockholders, and such representatives will have an opportunity to make a statement if they desire to do so. The Audit Committee and the Board believe that the continued retention of KPMG to serve as our independent auditors is in the best interests of the Company and its stockholders.

The Audit Committee is directly responsible for the appointment, compensation, retention and oversight of the

Company’s independent registered public accounting firm. The Audit Committee is also responsible for the audit fee negotiations with KPMG LLP and pre-approves any engagement of KPMG LLP. In the fiscal year 2014, the percentage of services designated for audit fees, audit-related fees, tax fees, and all other fees that were approved by the Audit Committee were 95%, 2%, 3%, and 0%, respectively.

In the event that a majority of the stockholders indicates disapproval of the appointment of KPMG LLP, the adverse vote will constitute a directive to the Audit Committee to select another registered public accounting firm(s) for fiscal year 2015. Because of the difficulty and expense of making any substitution of registered public accounting firms during a year, it is contemplated that the appointment for the fiscal year 2015 will be permitted to stand unless the Audit Committee finds other good reason for making a change.

Murphy Oil Corporation	35

Proposal 4—To Consider and Act Upon a Stockholder Proposal Concerning the Adoption of Proxy Access

The following stockholder proposal was submitted by the Office of the New York City Comptroller, One Centre Street, New York, New York 10007, as the custodian and a trustee of the New York City Employees’ Retirement System, the New York City Fire Department Pension Fund, the New York City Teachers’ Retirement System, and the New York City Police Pension Fund, and custodian of the New York City Board of Education Retirement System (the “Systems”). The Systems hold, respectively, 405,877; 18,090; 433,995; 79,420; and 22,547 shares of the Company’s Common Stock. As required by SEC rules, the proposal and supporting statement, for which the Company accepts no responsibility, are printed below verbatim from the proponents’ submission.

RESOLVED: Shareholders of Murphy Oil Corporation (the “Company”) ask the board of directors (the “Board”) to adopt, and present for shareholder approval, a “proxy access” bylaw. Such a bylaw shall require the Company to include in proxy materials prepared for a shareholder meeting at which directors are to be elected the name, Disclosure and Statement (as defined herein) of any person nominated for election to the board by a shareholder or group (the “Nominator”) that meets the criteria established below. The Company shall allow shareholders to vote on such nominee on the Company’s proxy card.

The number of shareholder-nominated candidates appearing in proxy materials shall not exceed one quarter of the directors then serving. This bylaw, which shall supplement existing rights under Company bylaws, should provide that a Nominator must:

a)	have beneficially owned 3% or more of the Company’s outstanding common stock continuously for at least three years before submitting the nomination;

b)	give the Company, within the time period identified in its bylaws, written notice of the information required by the bylaws and any Securities and Exchange Commission rules about (i) the nominee, including consent to being named in the proxy materials and to serving as director if elected; and (ii) the Nominator, including proof it owns the required shares (the “Disclosure”); and

c)	certify that (i) it will assume liability stemming from any legal or regulatory violation arising out of the Nominator’s communications with the Company shareholders, including the Disclosure and Statement; (ii) it will comply with all applicable laws and regulations if it uses soliciting material other than the Company’s proxy materials; and (c) to the best of its knowledge, the required shares were acquired in the ordinary course of business and not to change or influence control at the Company.

The Nominator may submit with the Disclosure a statement not exceeding 500 words in support of the nominee (the “Statement”). The Board shall adopt procedures for promptly resolving disputes over whether notice of a nomination was timely, whether the Disclosure and Statement satisfy the bylaw and applicable federal regulations, and the priority to be given to multiple nominations exceeding the one-quarter limit.

SUPPORTING STATEMENT

We believe proxy access is a fundamental shareholder right that will make directors more accountable and contribute to increased shareholder value. The CFA Institute’s 2014 assessment of pertinent academic studies and the use of proxy access in other markets similarly concluded that proxy access:

•	Would “benefit both the markets and corporate boardrooms, with little cost or disruption.”

•	Has the potential to raise overall US market capitalization by up to $140.3 billion if adopted market-wide. (http://www.cfapubs.org/doi/pdf/10.2469/ccb.v2014.n9.1)

The proposed bylaw terms enjoy strong investor support – votes for similar shareholder proposals averaged 55% from 2012 through September 2014 – and similar bylaws have been adopted by companies of various sizes across industries, including Chesapeake Energy, Hewlett-Packard, Western Union and Verizon.

We urge shareholders to vote FOR this proposal.

STATEMENT IN OPPOSITION

After careful consideration, the Board unanimously recommends that you vote AGAINST this proposal for the following reasons:

Proxy access is a process that allows stockholders who meet certain minimum eligibility criteria to require the Company to include director candidates nominated by these stockholders in the Company’s own proxy materials. The proposal would encourage Company financed proxy contests for director elections that pit the Board’s director candidates against one or more candidates nominated by stockholders holding as little as 3% of the Company’s outstanding shares. The proposal would undermine the Company’s balanced nominating and governance structure that has been established to benefit all stockholders rather than special interests.

36	Murphy Oil Corporation

Proposal 4—To Consider and Act Upon a Stockholder Proposal Concerning the Adoption of Proxy Access (continued)

The CFA Institute’s assessment cited in the supporting statement provides no meaningful support for proxy access. Since only a small number of U.S. companies have adopted proxy access (the study mentions 5 such companies), and no U.S. company has ever received a proxy access nomination, the study must, when analyzing actual examples of where proxy access has been implemented, rely on an analysis of only 11 non-U.S. companies for evidence of its purported benefits. These companies, which are in Australia, Canada and the United Kingdom, have governance structures that are substantially different than the standard in the U.S. These few examples in no way provide meaningful evidentiary support for the need for proxy access, and they do nothing to disprove the possibility of abuse by special interests in the U.S. The study ultimately admits that proxy access has been used infrequently, and only when other avenues for stockholders to raise concerns are not available. The Company already provides multiple different channels for stockholders to communicate with the Board.

In addition, the proponent states that the study concluded that proxy access has the potential to raise overall U.S. market capitalization by up to $140.3 billion if adopted market-wide. The proposal does not mention that the study examines only a limited number of events related to proxy access (for example, the time periods when the SEC proposed or approved proxy access), and that the study itself estimates that the average market-wide impact of proxy access may be as little as $3.5 billion. The study notes that this equals only 0.023% of the total U.S. market capitalization (as represented by the S&P 1500), and even the high end of the range of $140.3 billion translates only to approximately 1.1%.

Proxy access would undermine the Company’s independent Nominating & Governance Committee’s process for identifying and recommending director candidates. The proposed proxy access right would undermine the role of the Nominating & Governance Committee and the Board in one of the most crucial elements of corporate governance— the election of directors—and would place on the Company’s own ballot candidates who may fail to meet the qualifications established by the Board and who may lack the experience necessary to guide the Company for the long term. The Company’s independent Nominating & Governance Committee and the Board are best situated to assess the particular qualifications of potential director candidates and determine whether they will contribute to an effective Board that is composed of individuals with a diverse array of backgrounds and skills. In undertaking this responsibility, the Nominating & Governance Committee and Board have a fiduciary duty to act in good faith for the best interests of the Company and its stockholders. The criteria and process used by the Nominating & Governance Committee in identifying and recommending director candidates for election by the Company’s stockholders are thoughtful and balanced, and can be found in the Company’s Corporate Governance Guidelines, which are available on the Company’s Web site at www.murphyoilcorp.com/about/governance/default.aspx.

The Company’s stockholders already have the ability to participate in the nominating process. Every Company stockholder already has the ability to participate in the nominating process. Any Company stockholder can recommend prospective director candidates for the Nominating & Governance Committee’s consideration. A candidate proposed by a stockholder is evaluated and considered in the same manner as a candidate recommended by a Board member, management, the Committee or a search firm/other source acting at the Committee’s direction. Consistent with the foregoing, Company by-laws set out the process whereby a Company stockholder can nominate Director candidates and solicit proxies on such candidates’ behalf.

The Board is fully accountable to the Company’s stockholders through a variety of governance and compensation-related policies and practices adopted to protect all stockholder interests. We believe the Company’s existing corporate governance and compensation-related policies and practices provide an appropriate balance between ensuring Board accountability to stockholders and enabling the Board to oversee effectively the Company’s business and affairs for the long-term benefit of stockholders. For example:

•	all of the Company’s directors are elected annually;

•	a majority vote standard is required for election of directors;

•	the Company’s governing documents do not include any supermajority requirements;

•	the Company’s stockholders have meaningful access to Board members, including the right to communicate directly with any director, any Board committee, the full Board and/or the independent directors as a group;

•	the Company’s stockholders can act by written consent and have the right to call special meetings;

•	the Company’s stockholders can submit proposals for consideration at an Annual Meeting and for inclusion in the Company’s proxy statement for that meeting, subject to certain conditions as set forth in the Company’s by-laws and the SEC rules;

•	the Company’s directors and executives are subject to stock ownership guidelines;

•	equity awards held by the Company’s executives are subject to clawbacks; and

•	the Company’s directors and executives are prohibited from hedging Company securities.

Murphy Oil Corporation	37

Proposal 4—To Consider and Act Upon a Stockholder Proposal Concerning the Adoption of Proxy Access (continued)

Proxy access could decrease the effectiveness of the Company’s corporate governance structure. Allowing stockholders to use company proxy materials for contested director election could decrease the effectiveness of the Company’s corporate governance structure and harm the Company, the Board and the Company’s stockholders by:

•	Significantly Disrupting the Company and Board Operations. With proxy access, contested director elections could become routine, which would regularly and substantially disrupt Company affairs and the effective functioning of the Board as (i) the Company would be compelled to devote significant financial resources in support of Board-nominated candidates, and (ii) the Company’s management and directors would be required to divert their time from managing and overseeing Company business to supporting Board director nominees.

•	Enhancing the Ability of Special Interest Groups to Elect Directors. The Board believes a proxy access right poses significant risk that a stockholder, or a small group of stockholders, could threaten to use the nomination process to pressure the Company to take action that is not in the best interest of all stockholders or to nominate candidates with interests that are short-term or not aligned with those of all stockholders. Moreover, unlike the Board, stockholders putting their own candidates on the Company proxy card do not have a fiduciary duty to act in the best interests of the Company and to protect fellow stockholders, and are free to pursue their own narrow and potentially conflicting agendas.

•	Dividing the Board of Directors. The election of stockholder-nominated directors could create factions on the Board, leading to dissension and delay and thereby undermining the Board’s ability to function effectively. Additionally, abrupt changes in the composition of the Company’s Board could jeopardize the ability of the Company’s Board members to provide seamless and orderly strategic development and oversight.

•	Discouraging Highly Qualified Director Candidates from Serving. The prospect of routinely standing for election in a contested situation could deter highly qualified individuals from Board service and thereby jeopardize the Company’s goal of assembling and maintaining a Board comprised of individuals that not only bring a wealth of expertise, but that also demonstrate a commitment to ethics in carrying out the Board’s responsibilities with respect to oversight of the Company’s operations.

Given the Company’s balanced governance and compensation-related policies and practices and the potential negative impact proxy access could have on the effectiveness of the Company’s corporate governance, the Board does not believe that adoption of this proxy access proposal is the right approach or is necessary for the Company or its stockholders.

38	Murphy Oil Corporation

General Information About The Meeting

SUBMISSION OF STOCKHOLDER PROPOSALS

Stockholder proposals for the 2016 Annual Meeting of Stockholders must be received by the Company at its principal executive office on or before November 27, 2015 for inclusion in the proxy materials.

A stockholder may wish to have a proposal presented at the Annual Meeting of Stockholders in 2016, but not for inclusion in the Company’s Proxy Statement and form of proxy relating to that meeting. This type of proposal is subject to the advance notice provisions of the Company’s by-laws. In the case of the 2016 Annual Meeting of Stockholders, notice must be received by the Company at its principal executive office no earlier than January 13, 2016, and no later than February 12, 2016.

ELECTRONIC AVAILABILITY OF PROXY MATERIALS FOR 2015 ANNUAL MEETING

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to Be Held on May 13, 2015. This Proxy Statement and Murphy Oil Corporation’s Annual Report to Stockholders and Form 10-K for fiscal year 2014 are available electronically at www.murphyoilcorp.com/ir/reports.aspx.

OTHER INFORMATION

The management of the Company knows of no business other than that described above that will be presented for consideration at the meeting. If any other business properly comes before the meeting, it is the intention of the persons named in the proxies to vote such proxies thereon in accordance with their judgment.

The expense of this solicitation, including cost of preparing and mailing this Proxy Statement, will be paid by the Company. Such expenses may also include the charges and expenses of banks, brokerage houses and other custodians, nominees or fiduciaries for forwarding proxies and proxy material to beneficial owners of shares.

In certain instances one copy of the Company’s Annual Report or Proxy Statement is being delivered to two or more stockholders who share an address. Upon request, the Company will promptly deliver a separate copy of the Annual Report or Proxy Statement to a stockholder at a shared address to which a single copy of the documents was delivered. Conversely, stockholders sharing an address who are receiving multiple copies of Annual Reports or Proxy Statements may request delivery of a single copy.

Requests in this regard should be addressed to:

E. Ted Botner

Vice President, Law and Corporate Secretary

Murphy Oil Corporation

P.O. Box 7000

El Dorado, Arkansas 71731-7000

(870) 862-6411

The above Notice and Proxy Statement are sent by order of the Board of Directors.

E. Ted Botner

Vice President, Law and Corporate Secretary

El Dorado, Arkansas

March 27, 2015

VOTE in one of the following ways:

Murphy Oil Corporation	39

200 PEACH STREET

P.O. BOX 7000

EL DORADO, AR 71731-7000

VOTE BY INTERNET - www.proxyvote.com or scan the QR Barcode above

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time on May 12, 2015. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time on May 12, 2015. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

M86754-P62007	KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

 MURPHY OIL CORPORATION

The Board of Directors recommends you vote FOR the following:

1.	Election of Directors		For	Against	Abstain

	1a.	T.J. Collins	☐	☐	☐

	1b.	S.A. Cossé	☐	☐	☐

	1c.	C.P. Deming	☐	☐	☐

	1d.	L.R. Dickerson	☐	☐	☐

	1e.	R.W. Jenkins	☐	☐	☐

	1f.	J.V. Kelley	☐	☐	☐

	1g.	W. Mirosh	☐	☐	☐

	1h.	R.M. Murphy	☐	☐	☐

	1i.	J.W. Nolan	☐	☐	☐

	1j.	N.E. Schmale	☐	☐	☐

	1k.	L. A. Sugg	☐	☐	☐

	1l.	C.G. Theus	☐	☐	☐

The Board of Directors recommends you vote FOR proposals 2 and 3 and AGAINST proposal 4.		For	Against	Abstain

2.	Advisory vote on executive compensation.	☐	☐	☐

3.	Approve the appointment of KPMG LLP as independent registered public accounting firm for 2015.	☐	☐	☐

4.	To consider and act upon a stockholder proposal concerning the adoption of proxy access.	☐	☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice, Proxy Statement and Annual Report are available at www.proxyvote.com.

M86755-P62007

MURPHY OIL CORPORATION

PROXY SOLICITED BY THE BOARD OF DIRECTORS

FOR ANNUAL MEETING MAY 13, 2015

The stockholder(s) whose name(s) appear(s) on the reverse side hereby appoints Claiborne P. Deming and Roger W. Jenkins, or each of them, as the stockholder’s proxy or proxies, with full power of substitution, to vote all shares of Common Stock of Murphy Oil Corporation which the stockholder is entitled to vote at the Annual Meeting of Stockholders to be held at the South Arkansas Arts Center, 110 East 5th Street, El Dorado, Arkansas, on May 13, 2015 at 10:00 a.m., Central Daylight Time, and any adjournments thereof, as fully as the stockholder could if personally present.

THIS PROXY WILL BE VOTED IN ACCORDANCE WITH THE SPECIFICATIONS MADE ON THE REVERSE SIDE. IF NONE ARE INDICATED, THIS PROXY WILL BE VOTED FOR ALL NOMINEES LISTED ON THE REVERSE SIDE, FOR PROPOSALS 2 AND 3 AND AGAINST PROPOSAL 4. AS FAR AS THE COMPANY KNOWS, THESE ARE THE ONLY MATTERS TO BE BROUGHT BEFORE THE ANNUAL MEETING. AS TO ANY OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING, THE PERSONS NAMED AS PROXIES MAY VOTE THESE SHARES IN THEIR DISCRETION.

Murphy Oil Corporation encourages you to take advantage of one of the convenient ways to vote the shares for proposals to be covered at the Annual Meeting of Stockholders. Please take this opportunity to use one of the three voting methods detailed on the reverse side of this card to vote these shares.

Continued and to be signed on reverse side